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AGREEMENT AND PLAN OF MERGER

Dated as of July 30, 2002

By And Between

VERSICOR INC.

And

BIOSEARCH ITALIA S.P.A.

i

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF VERSICOR
3.1	Organization, Standing and Corporate Power	23
3.2	Capital Structure; Subsidiaries	24
3.3	Authority	25
3.4	Consents and Approvals; No Violations	25
3.5	SEC Documents; Financial Statements	26
3.6	Disclosure	27
3.7	Absence of Certain Changes or Events	27
3.8	Taxes	28
3.9	Actions and Proceedings	28
3.10	Certain Agreements	29
3.11	ERISA	29
3.12	Compliance with Applicable Laws	31
3.13	Intellectual Property	33
3.14	Agreements Regarding Employees; Labor Disputes	34
3.15	Contracts; Debt Instruments	34
3.16	Financial Advisors	35
3.17	Title to Properties	35
3.18	Insurance	35
3.19	Third Party Reimbursement Policies	36
3.20	Rights Plan	36
3.21	Insider Interests	36
3.22	Voting Requirements	36
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS
4.1	Conduct of Business by Biosearch	36
4.2	Conduct of Business by Versicor	38
4.3	No Solicitation by Versicor	40
4.4	No Solicitation by Biosearch	42
4.5	Other Actions	44
ARTICLE V
ADDITIONAL AGREEMENTS
5.1	Preparation of Proxy Statement, Registration Statement, Information Document and Listing Particulars; Shareholders' and Stockholders' Meetings	44
5.2	Access to Information; Regulatory Communications	45
5.3	Reasonable Efforts; Notification	46
5.4	Termination and Replacement of Biosearch Stock Option Plan and Biosearch Stock Options	47
5.5	Conveyance Taxes	48
5.6	Indemnification, Exculpation and Insurance	48
5.7	Letters of Accountants	49
5.8	Fees and Expenses	49
5.9	Public Announcements	49
5.10	Resignation of Versicor Directors and Officers	50
5.11	Agreements Relating to Intellectual Property	50

ARTICLE VI
CONDITIONS PRECEDENT TO CLOSING
6.1	Conditions to Each Party's Obligations to Close	50
6.2	Additional Conditions to Obligations of Versicor	51
6.3	Additional Conditions to Obligations of Biosearch	53
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
7.1	Termination	54
7.2	Effect of Termination	55
7.3	Amendment	57
7.4	Extension; Waiver	57
7.5	Procedure for Termination, Amendment, Extension or Waiver	57
ARTICLE VIII
GENERAL PROVISIONS
8.1	Nonsurvival of Representations and Warranties	57
8.2	Notices	57
8.3	Definitions	58
8.4	Interpretation	59
8.5	Counterparts	59
8.6	Entire Agreement; No Third-Party Beneficiaries	59
8.7	Governing Law; Consent to Jurisdiction	59
8.8	Assignment	59

EXHIBITS

EXHIBIT A	2002 Stock Option Plan
EXHIBIT B	Form of Biosearch Shareholder Voting Agreement
EXHIBIT C	Form of Versicor Stockholder Voting Agreement
EXHIBIT D	Form of Stockholders Agreement
EXHIBIT E	Form of Employment Agreement
EXHIBIT F	Form of Independent Contractor Agreement
EXHIBIT G	Form of Offer Letter
EXHIBIT H	Form of Option Consent
EXHIBIT I	Form of Stock Option Agreement
EXHIBIT J	Form of Public Announcement
EXHIBIT K-1	Certificate of Incorporation of Surviving Corporation
EXHIBIT K-2	Bylaws of Surviving Corporation
EXHIBIT L	Bylaws of Italian Subsidiary
EXHIBIT M-1	Articles of Association of Biosearch Manufacturing
EXHIBIT M-2	Bylaws of Biosearch Manufacturing
EXHIBIT N	Form of Patent Acknowledgment
EXHIBIT O	Form of Trademark Acknowledgment
EXHIBIT P-1	Form of Opinion of Versicor's Counsel to Biosearch (Corporate)
EXHIBIT P-2	Form of Opinion of Versicor's U.S. Counsel to Versicor (Tax)
EXHIBIT P-3	Form of Opinion of Versicor's Italian Counsel to Versicor (Tax)
EXHIBIT Q-1	Form of Opinion of Biosearch's Counsel to Versicor (Corporate)
EXHIBIT Q-2	Form of Opinion of Biosearch's Counsel to Biosearch (Tax)

SCHEDULES

Schedule A	Merger Plan
Schedule B	Biosearch Significant Shareholders
Schedule C	Versicor Significant Stockholders
Schedule D	Surviving Corporation Stockholders
Schedule E	Continuing Senior Employees
Schedule F	Continuing Independent Contractor
Schedule G	Continuing Non-Management Employees
Schedule H	Other Biosearch Optionholders
Schedule 1.6(a)	Directors and Officers of the Surviving Corporation
Schedule 1.6(b)	Institore of Italian Branch; Directors and Officers of Italian Subsidiary
Schedule 1.6(c)	Directors and Officers of Biosearch Manufacturing
Schedule 5.6(b)	Covered Biosearch Directors and Managers

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of July 30, 2002, by and between Versicor Inc., a Delaware corporation ("Versicor"), and Biosearch Italia S.p.A., an Italian joint stock company ("Biosearch").

        THE PARTIES TO THIS AGREEMENT enter into this Agreement on the basis of the following facts, intentions and understandings:

        A. The respective Boards of Directors of Versicor and Biosearch have each approved the transactions contemplated by this Agreement, subject to the terms and conditions herein, and have granted to their respective officers or managing directors, as applicable, the relevant powers to execute this Agreement.

          1.    The Board of Directors of Versicor has resolved to: (i) (a) approve the merger plan (progetto di fusione) in the form set forth on Schedule A attached hereto (together with the attachments thereto, including an English-translation approved and accepted by each of Versicor and Biosearch, the "Merger Plan"), and (b) review the financial statements of Versicor dated as of June 30, 2002; (ii) recommend to its stockholders the approval and adoption of this Agreement and the merger of Biosearch with and into Versicor (the "Merger") and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL") and the Italian Civil Code, as amended, and any other applicable provision of Italian law ("Italian Law"); (iii) apply within five (5) days following the Shareholder Approvals (as defined in Recital C below), to the Borsa Italiana S.p.A. (the "Borsa Italiana") for the listing on the Nuovo Mercato of the shares of common stock, par value $0.001 per share, of Versicor ("Versicor Common Stock") and to the Commissione Nazionale per le Societa e la Borsa, the Italian securities regulatory commission ("CONSOB"), for the registration of the relevant Listing Particulars (as defined in Section 5.1(a) hereof); (iv) notify the National Association of Securities Dealers ("NASD") on the appropriate form no later than fifteen (15) days prior to the consummation of the Merger of the issuance and listing on the Nasdaq National Market of the shares of Versicor Common Stock to be issued as Merger Consideration (as defined in Section 1.7(b) hereof); and (v) convene the Versicor Stockholders' Meeting (as defined in Section 5.1(d) hereof) as described in Recital C.

          2.    The Board of Directors of Biosearch has resolved to: (i) approve (a) the Merger Plan, and (b) the financial statements of Biosearch dated as of June 30, 2002; (ii) recommend to its shareholders the approval and adoption of this Agreement and the Merger and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and Italian Law; (iii) cooperate with Versicor with respect to Versicor's application to the Borsa Italiana for the listing on the Nuovo Mercato of the shares of Versicor Common Stock and to CONSOB for the registration of the relevant Listing Particulars; (iv) convene the Biosearch Shareholders' Meeting (as defined in Section 5.1(d) hereof) as described in Recital B; and (v) to carry out any actions necessary in order to accomplish the above objectives.

As a consequence of the Merger, each share of ordinary shares, nominal value One Euro (Eur 1) per share, of Biosearch (the "Biosearch Ordinary Shares") (other than Biosearch Ordinary Shares to be cancelled in accordance with Section 1.7(a) hereof and Rescission Shares (as defined in Section 1.11 hereof)) shall be converted in accordance with Section 1.7(b) of this Agreement into that number of shares of Versicor Common Stock representing the Merger Consideration.

        B.    The Merger, the Merger Plan, this Agreement and certain of the transactions contemplated by this Agreement must be approved by the holders of at least two-thirds (66 2/3%) of the Biosearch

Ordinary Shares present at the Biosearch Shareholders' Meeting, provided that the quorum required for the Biosearch Shareholders' Meeting shall consist of more than one-half (50%) of the outstanding Biosearch Ordinary Shares as of the relevant record date during the first call, more than one-third (33 1/3%) of the outstanding Biosearch Ordinary Shares as of the relevant record date during the second call, and more than one-fifth (20%) of the outstanding Biosearch Ordinary Shares as of the relevant record date during the third call (the "Biosearch Shareholder Approval").

        C.    The Merger, the Merger Plan, this Agreement and certain of the transactions contemplated hereby, including, without limitation, (i) an increase in the number of options available under Versicor's 2001 Stock Option Plan (the "2001 Plan") by options to purchase an additional 5,400,737 shares of Versicor Common Stock, and (ii) the adoption of Versicor's 2002 Stock Option Plan, a copy of which is attached hereto as Exhibit A (the "2002 Plan"), require the approval of holders of a majority of the outstanding shares of Versicor Common Stock, and the issuance of shares of Versicor Common Stock as the Merger Consideration pursuant hereto requires the approval of a majority of the votes cast in person or by proxy at the Versicor Stockholders' Meeting (collectively, such approvals are referred to herein as the "Versicor Stockholder Approval" and, together with the Biosearch Shareholder Approval, the "Shareholder Approvals").

        D.    Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the parties' willingness to enter into this Agreement, (i) Versicor and each of the shareholders of Biosearch listed on Schedule B attached hereto ("Biosearch Significant Shareholders") shall enter into a voting agreement (each, a "Biosearch Shareholder Voting Agreement") in substantially the form attached hereto as Exhibit B, (ii) Biosearch and each of the stockholders of Versicor listed on Schedule C attached hereto ("Versicor Significant Stockholders") shall enter into a voting agreement (each, a "Versicor Stockholder Voting Agreement" and together with the Biosearch Shareholder Agreements, the "Shareholder Voting Agreements") in substantially the form attached hereto as Exhibit C, and (iii) Versicor and each of the current and prospective stockholders of the Surviving Corporation (as defined in Section 1.1 hereof) listed on Schedule D attached hereto ("Surviving Corporation Stockholders") shall enter into a stockholders agreement (the "Stockholders Agreement") in substantially the form attached hereto as Exhibit D, and the effectiveness of the Stockholders Agreement shall be subject to and conditioned upon the consummation of the Merger.

        E.    Concurrently with the execution of this Agreement and as a condition and inducement to the parties' willingness to enter into this Agreement, (i) Versicor and the employees of Biosearch listed on Schedule E attached hereto ("Continuing Senior Employees") shall enter into employment agreements (the "Employment Agreements") in substantially the form attached hereto as Exhibit E, and (ii) Versicor and the independent contractor of Biosearch listed on Schedule F attached hereto ("Continuing Independent Contractor") shall enter into an independent contractor agreement (the "Independent Contractor Agreement") in substantially the form attached hereto as Exhibit F, and the effectiveness of the Employment Agreements and the Independent Contractor Agreement shall be subject to and conditioned upon the consummation of the Merger. In addition, it is contemplated that (i) Versicor and the employees of Biosearch listed on Schedule G ("Continuing Non-Management Employees") will enter into offer letters in substantially the form attached hereto as Exhibit G (the "Offer Letters"), and (ii) Versicor and the holders of Biosearch Stock Options (as defined in Section 2.10 hereof) listed on Schedule H ("Other Biosearch Optionholders") will enter into written consents in substantially the form attached hereto as Exhibit H (the "Other Consents"), and the effectiveness of the Offer Letters and the Other Consents shall be subject to and conditioned upon the consummation of the Merger. At the Effective Time, each Continuing Senior Employee who executes an Employment Agreement submitted by Versicor, each Continuing Independent Contractor who executes an Independent Contractor Agreement and each Continuing Non-Management Employee who executes an Offer Letter submitted by Versicor, will be granted options to purchase that number of shares of Versicor Common Stock as set forth in such (i) employee's Employment Agreement or Offer

Letter, as applicable, or (ii) independent contractor's Independent Contractor Agreement, as the case may be, which options shall be granted under the 2001 Plan and shall be evidenced by and subject to the terms and conditions of written stock option agreements to be prepared by Versicor in substantially the form attached hereto as Exhibit I.

        F.    As a condition and inducement to each party's willingness to enter into this Agreement, the parties shall cooperate to obtain the listing of the Versicor Common Stock on the Nuovo Mercato, and, in furtherance thereof, the parties shall cooperate to, inter alia, (i) apply to the Borsa Italiana for the listing on the Nuovo Mercato of the shares of Versicor Common Stock and apply to CONSOB for the registration of the relevant Listing Particulars, (ii) notify the NASD prior to the issuance and listing on the Nasdaq National Market of the shares of Versicor Common Stock issued as Merger Consideration, and (iii) carry out any other actions or activity reasonably required pursuant to Italian Law in order to accomplish such listings. The effectiveness of the listing of the shares of Versicor Common Stock on the Nuovo Mercato and the newly issued shares of Versicor Common Stock on the Nasdaq National Market is intended to occur simultaneously.

        G.    For Italian income tax purposes, it is intended that the Merger shall constitute a tax-neutral transaction for Biosearch and for holders of Biosearch Ordinary Shares resident in Italy, except for transfers made pursuant to Sections 1.10 or 1.11 below. As an inducement to the parties' willingness to enter into this Agreement, within seven (7) business days after the date hereof, the parties shall cooperate in the preparation and filing by Biosearch of a request for a tax ruling from the competent Italian tax authorities pursuant to article 11 of Law n. 212 of July 27, 2000, and, as a condition to each party's willingness to consummate the transactions contemplated by this Agreement, Biosearch shall receive a favorable ruling from the competent Italian tax authorities, as to the tax-neutrality of the Merger for Biosearch and for holders of Biosearch Ordinary Shares resident in Italy (the "Favorable Tax Ruling"). It is understood that (i) the parties shall cooperate so as to allow Versicor to establish an Italian Branch, qualifying as a permanent establishment for Italian tax purposes (the "Italian Branch"), prior to the Closing (as defined in Section 1.2 below), (ii) at the Effective Time (as defined in Section 1.3 below), the assets of the Surviving Corporation that were owned by Biosearch immediately prior to the Effective Time shall be attributed to the Italian Branch, and (iii) within one hundred twenty (120) days after the Effective Time, the assets of the Italian Branch (other than cash) shall be contributed to a wholly-owned subsidiary of the Surviving Corporation in the form of an S.r.l. (the "Italian Subsidiary") in exchange for all of the quotas of capital stock of the Italian Subsidiary.

        H.    As a condition and inducement to Biosearch's willingness to enter into this Agreement, the parties agree that, (i) as of the Effective Time, the directors and officers of the Surviving Corporation and Biosearch Manufacturing S.r.l., Matera ("Biosearch Manufacturing") shall be as set forth on Schedules 1.6(a) and 1.6(c) attached hereto, respectively, and (ii) upon the contribution of the assets of the Italian Branch (other than cash) into the Italian Subsidiary, the directors and officers of the Italian Subsidiary shall be as set forth on Schedule 1.6(b) attached hereto.

        I.    Concurrently with the execution and delivery of this Agreement, the parties shall announce the Merger to the public and to the relevant securities authorities in compliance with the applicable securities laws and regulations. The contents of the public announcement shall be in the form attached hereto as Exhibit J.

        J.    Versicor and Biosearch desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I
THE MERGER

        1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and Italian Law, Biosearch shall be merged with and into Versicor at the Effective Time (as defined in Section 1.3 hereof). Following the Merger, the separate corporate existence of Biosearch shall cease and Versicor shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations as well as the assets and liabilities of Biosearch in accordance with the DGCL and Italian Law.

        1.2    Closing.    The Closing of the Merger shall take place at a date and time to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the last of the conditions set forth in Article VI (the "Closing Date"), at the offices of Studio Notarile Marchetti, Via Agnello 18, Milan, Italy, before the Italian notary public, Mr. Piergaetano Marchetti (the "Italian Notary Public"), unless another time, date or place is mutually agreed upon in writing by the parties hereto. For purposes of this Agreement, the "Closing" shall mean the execution and delivery of all relevant legal and contractual documentation required hereunder and under each of the DGCL and Italian Law to properly consummate the Merger, provided that the parties hereby agree that the last legal document to be executed is the merger deed, drafted in the Italian language and signed by the parties before the Italian Notary Public (together with an English-translation thereof approved, accepted and countersigned by the parties, the "Merger Deed").

        1.3    Effective Time.    Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file (a) a certificate of merger with the Secretary of State of Delaware in accordance with the relevant provisions of the DGCL (the "Certificate of Merger") and (b) the Merger Deed with the Companies' Register in Milan, Italy. The parties shall make all other filings and recordings required by the DGCL and Italian Law in connection with the Merger. The Merger shall become effective immediately prior to the first trading date on the Nuovo Mercato of the shares of Versicor Common Stock, or at such other time as Versicor and Biosearch shall agree should be specified in the Certificate of Merger, the Merger Deed or other appropriate documents (such date and time, or such later date or time as may be set forth therein, being the "Effective Time"). The parties intend that the Effective Time shall be as soon as practicable after the later to occur of (x) the filing of the Certificate of Merger with the Secretary of State of Delaware and (y) the recording of the Merger Deed or other appropriate documents on the Companies' Register in Milan, Italy. The accounting and fiscal effects of the Merger shall take effect as of the Effective Time.

        1.4    Effects of the Merger.    The Merger shall have the effects set forth in the applicable provisions of the DGCL and Italian Law.

        1.5    Certificate of Incorporation and Bylaws; Name of Surviving Corporation.    At the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall be as set forth in Exhibits K-1 and K-2 attached hereto (which shall also be attached to the Merger Plan), until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the name of the Surviving Corporation shall remain Versicor; provided, however, that as soon as practicable after the Closing, the Surviving Corporation shall retain a public relations or similar firm to assist the Surviving Corporation in developing a new company name for the Surviving Corporation to be agreed upon by a majority of each of the Biosearch Approved Designees (as defined in Section 1.6(a) hereof) and the Versicor Approved Designees (as defined in Section 1.6(a) hereof) within one (1) year of the Closing.

        1.6    Directors and Officers.

          (a)  As of the Effective Time, the Board of Directors, committees of the Board of Directors, composition of such committees (including chairpersons thereof) and certain of the chief officers of the Surviving Corporation shall be as set forth in Schedule 1.6(a) attached hereto until the earlier of the resignation or removal of any individual listed on Schedule 1.6(a) attached hereto or designated in accordance with this Section 1.6(a) or until their respective successors are duly elected and qualified, as the case may be, in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law. The Board of Directors of the Surviving Corporation shall remain classified, with approximately one-third of the members of the Board elected each year, and each Board member's class designation shall be as set forth in Schedule 1.6(a) attached hereto. The Stockholders Agreement shall provide, among other things, that for three (3) years immediately following the Effective Time, each of the Surviving Corporation Stockholders shall vote their shares of Versicor Common Stock in favor of the Biosearch Approved Designees (as defined in the Bylaws of the Surviving Corporation) and the Versicor Approved Designees (as defined in the Bylaws of the Surviving Corporation) to the Board of Directors of the Surviving Corporation.

          (b)  At the Effective Time, the "Institore" (Italian Branch Manager) of the Italian Branch shall be as set forth in Schedule 1.6(b) attached hereto until the earlier of such Italian Branch Manager's resignation or removal or until such Italian Branch Manager's respective successor is duly elected and qualified, as the case may be, in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation. Upon the contribution of the assets of the Italian Branch (other than cash) into the Italian Subsidiary, the Board of Directors, committees of the Board of Directors, composition of such committees (including chairpersons thereof) and certain of the officers of the Italian Subsidiary shall be as set forth in Schedule 1.6(b) attached hereto until the earlier of the resignation or removal of any individual listed on or designated in accordance with this Section 1.6(b) or until their respective successors are duly elected and qualified, as the case may be, in the manner provided in the Articles of Association and Bylaws of the Italian Subsidiary (which Bylaws shall be substantially in the form attached hereto as Exhibit L) or as otherwise provided by law.

          (c)  At the Effective Time, the Board of Directors, committees of the Board of Directors, composition of such committees (including chairpersons thereof) and certain of the officers of Biosearch Manufacturing shall be as set forth in Schedule 1.6(c) attached to this Agreement until the earlier of the resignation or removal of any individual listed on or designated in accordance with this Section 1.6(c) or until their respective successors are duly elected and qualified, as the case may be, in the manner provided in the Bylaws of the Surviving Corporation and the Articles of Association and Bylaws of Biosearch Manufacturing (which Articles of Association and Bylaws shall be in substantially the form attached hereto as Exhibits M-1 and M-2), or as otherwise provided by law.

        1.7    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Versicor, the following shall occur:

          (a)  Cancellation of Biosearch Treasury Stock; Cancellation of Biosearch-Owned Shares of Versicor Common Stock. Each share of Biosearch Ordinary Shares that is owned by Biosearch immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and no consideration shall be delivered with respect thereto. Each share of Versicor Common Stock that is owned by Biosearch immediately prior to the Effective Time shall automatically be cancelled at the Effective Time. Biosearch shall take or cause to be taken all actions necessary in order to accomplish such cancellations.

          (b)  Conversion of Biosearch Ordinary Shares.

            (i)    Each share of Biosearch Ordinary Shares issued and outstanding as of the Effective Time (other than shares to be cancelled in accordance with Section 1.7(a) hereof and Rescission Shares), shall be converted, subject to Section 1.10 of this Agreement, into 1.77 (the "Exchange Ratio") shares of Versicor Common Stock (the "Merger Consideration"). Biosearch shall cause PricewaterhouseCoopers S.p.A., the independent auditing firm of Biosearch, to issue a report confirming the fairness of the Exchange Ratio in accordance with the applicable provisions of Italian Law.

            (ii)  As of the Effective Time, all such Biosearch Ordinary Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and each book-entry position with depositary intermediaries participating to Monte Titoli S.p.A. ("Monte Titoli") previously representing any such shares shall thereafter represent the shares of Versicor Common Stock into which such Biosearch Ordinary Shares were converted in the Merger in accordance with this Section 1.7. The holders of such book-entry positions with depositary intermediaries participating to Monte Titoli previously evidencing such Biosearch Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to Biosearch and such Biosearch Ordinary Shares as of the Effective Time except as otherwise provided in Section 1.13 of this Agreement or by law. Such book-entry positions previously representing Biosearch Ordinary Shares shall be exchanged for book-entry positions representing whole shares of Versicor Common Stock issued as Merger Consideration, without interest. As of the Effective Time, each share of Versicor Common Stock issued as Merger Consideration shall be entitled to the same rights, preferences and privileges as other shares of Versicor Common Stock, including dividend rights. No fractional shares of Versicor Common Stock shall be issued, but in lieu thereof, the provisions of Section 1.10 shall apply.

          (c)  Biosearch Stock Options. Each and every Biosearch Stock Option outstanding under the Biosearch Stock Option Plan (as defined in Section 2.2 hereof) immediately prior to the Effective Time shall, pursuant to Section 5.4 hereof, be (1) replaced by an option to acquire shares of Versicor Common Stock under the 2001 Plan or the 2002 Plan pursuant to Section 5.4(a) hereof, in which case the corresponding Biosearch Stock Option(s) shall terminate at the Effective Time, or (2) assumed by Versicor and adjusted pursuant to Section 5.4(b) hereof.

          (d)  No Effect on Versicor Common Stock. At and after the Effective Time, each share of Versicor Common Stock issued and outstanding immediately prior to the Effective Time (except for any shares of Versicor Common Stock owned by Biosearch, which shall be cancelled pursuant to Section 1.7(a) above) shall remain an issued and outstanding share of Versicor Common Stock and shall not be affected by the Merger.

        1.8    Exchange of Shares.

          (a)  Exchange of Shares. Within ten (10) days following the Shareholder Approvals, Versicor and Biosearch shall select and enter into an agreement (in form and substance reasonably satisfactory to both parties) with a financial intermediary which participates to Monte Titoli or bank designated by the parties to act as exchange agent (the "Exchange Agent"). As soon as reasonably practicable after the Closing, Versicor shall deposit with the Exchange Agent, in escrow for the benefit of the holders of shares of Biosearch Ordinary Shares converted in the Merger, certificates representing the shares of Versicor Common Stock issuable pursuant to Section 1.7(b) hereof in exchange for Biosearch Ordinary Shares (collectively, the "Exchange Fund"). Except as contemplated by this Section 1.8, the Exchange Fund shall not be used for any other purpose.

          (b)  Exchange Procedure. The exchange procedure shall be carried out through the centralized depositary system managed by Monte Titoli and in accordance with the applicable provisions of Italian Law (including, but not limited to, Legislative Decree 213/1998) and standard operating procedures adopted by Monte Titoli. Biosearch and Versicor shall take all actions necessary or useful in order to accomplish the exchange. Biosearch acknowledges that Biosearch shall be responsible for delivering to Monte Titoli the relevant instructions regarding the Exchange Ratio and the Effective Time and any other information that Monte Titoli may require in connection with the exchange procedure. Such instructions shall be given by Biosearch prior to or on the Closing Date.

        1.9    [Intentionally Omitted].

        1.10    No Fractional Shares.

          (a)  No fractional shares of Versicor Common Stock shall be issued upon the conversion or exchange of Biosearch Ordinary Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Versicor.

          (b)  Each holder of Biosearch Ordinary Shares issued and outstanding at the Effective Time who would otherwise be entitled to receive a fractional share of Versicor Common Stock upon the cancellation of Biosearch Ordinary Shares for exchange pursuant to Article I (after taking into account all Biosearch Ordinary Shares then held by such holder) shall be entitled to purchase and/or sell, at the official prices recorded on the Nuovo Mercato on the day when the sale or purchase, as the case may be, is carried out, a minimum number of Biosearch Ordinary Shares for the purpose of achieving a whole number of Versicor Common Stock, without additional expenses, stamp duties and commissions payable by Biosearch or Versicor. For purposes of this Section 1.10, an authorized intermediary will be appointed by the parties.

        1.11    Rescission Shares.    Notwithstanding Section 1.7 hereof or any other provision of this Agreement, if the Merger is consummated pursuant to the terms and conditions of this Agreement and the DGCL and Italian Law, Biosearch Ordinary Shares outstanding immediately prior to the Effective Time and held by a holder who has exercised and perfected his or her rescission rights in accordance with Italian Law and who does not subsequently withdraw such exercise or abandon such right (the "Rescission Shares"), shall not be converted into or exchanged for the Merger Consideration, but, effective as of the Effective Time or at any other time determined by Biosearch and Versicor in accordance with applicable laws, the holders of Rescission Shares shall be entitled to receive cash per share of Biosearch Ordinary Shares equal to the Average Closing Price (as defined below). For purposes of this Section 1.11, "Average Closing Price" means the average closing price for a share of Biosearch Ordinary Shares on the Nuovo Mercato during the six (6) months prior to the date of the Biosearch Shareholder Approval. Biosearch shall give Versicor and its counsel prompt notice of any demands for rescission rights received by Biosearch or its counsel from the holders of Biosearch Ordinary Shares or their nominee, and shall not voluntarily make any payment with respect to Rescission Shares or settle or offer to settle any such demands without Versicor's prior written consent. Upon payment of the amounts due in respect of the Rescission Shares pursuant to this Section 1.11, the Rescission Shares and book-entry positions representing Rescission Shares shall automatically be cancelled and any holder thereof shall cease to have any rights with respect thereto, including as a stockholder of the Surviving Corporation or Versicor or as shareholder of Biosearch, and Biosearch shall give written instructions to Monte Titoli to this effect. Biosearch agrees and acknowledges that Versicor shall have no liability with respect to Rescission Shares unless and until the consummation of the Merger. In the event that the Merger is not consummated for any reason, Biosearch agrees to indemnify and hold Versicor harmless from and against any and all claims, liabilities or obligations with respect to claims for payment in respect of Rescission Shares. Stockholders of Versicor are not entitled to appraisal or dissenters' rights under the DGCL.

        1.12    Return of the Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the former shareholders of Biosearch for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand by the Surviving Corporation, and any such former shareholders of Biosearch who have not theretofore complied with this Article I shall thereafter seek recourse only from the Surviving Corporation for payment of their claim for Versicor Common Stock. None of Versicor, Biosearch, the Surviving Corporation or the Exchange Agent shall be liable to any former holder of Biosearch Ordinary Shares for any shares of Versicor Common Stock or cash otherwise deliverable or payable to any holder of Biosearch Ordinary Shares to a public official pursuant to any applicable abandoned property, escheat or similar laws.

        1.13    No Further Ownership Rights in Biosearch Ordinary Shares.    All shares of Versicor Common Stock issued in accordance with the terms of this Article I (including any cash paid pursuant to Section 1.11 hereof) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to Biosearch Ordinary Shares. At the Effective Time, the stock transfer books of Biosearch shall be closed, and there shall be no further registrations of transfers of Biosearch Ordinary Shares thereafter on the records of Biosearch.

        1.14    Associated Rights.    References in this Agreement to Versicor Common Stock shall include, unless the context requires otherwise, the associated Preferred Stock Purchase Rights issued pursuant to that certain Stockholder Rights Agreement dated as of June 28, 2001 (as amended, the "Rights Plan"), by and between Versicor and American Stock Transfer & Trust Company, as Rights Agent.

        1.15    Further Assurances.    If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights (including, without limitation, the right to collect damages for past infringement of Intellectual Property (as defined below)), privileges, powers, franchises, properties or assets of either of Versicor or Biosearch or (b) otherwise to carry out the purposes of this Agreement, then the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name of and on behalf of either Versicor or Biosearch, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Versicor or Biosearch, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Versicor or Biosearch, as appropriate, and otherwise to carry out the purposes of this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF BIOSEARCH

        Except as set forth on the Disclosure Schedule (provided that an item on such Disclosure Schedule shall be deemed to qualify only the particular section or sections of this Article II specified for such item, unless it is reasonably apparent that the disclosure or statement in one section of the Disclosure Schedule should apply to one or more sections thereof) delivered by Biosearch to Versicor prior to the execution of this Agreement (the "Biosearch Disclosure Schedule"), Biosearch represents and warrants to Versicor as follows:

        2.1    Organization, Standing and Corporate Power.    Biosearch and each of its subsidiaries is a joint stock company or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority (or, in the case of limited liability company subsidiaries, limited liability company power and authority) to own, lease and operate its properties and to carry on its business as now being conducted. Biosearch and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a "material adverse effect" (as defined in Section 8.3 hereof) on Biosearch. The corporate records and minute books of Biosearch and its subsidiaries have been maintained in accordance with all applicable requirements and are true, correct and complete in all material respects. Biosearch has delivered to Versicor true, correct and complete copies of its Articles of Association and Bylaws and the organizational documents of its subsidiaries, in each case as amended to the date hereof.

        2.2    Capital Structure; Subsidiaries.

          (a)  As of the date hereof, the authorized capital stock of Biosearch consists of 12,410,500.00 shares of Biosearch Ordinary Shares, of which 12,160,500.00 shares are issued, subscribed, paid-in and outstanding and are represented by a book-entry position with depositary intermediaries participating to Monte Titoli. The rights, preferences and privileges of Biosearch Ordinary Shares are as stated in Biosearch's Articles of Association and in the applicable Italian Laws. On June 27, 2001, the extraordinary shareholders meeting of Biosearch granted (pursuant to art. 2443 of the Italian Civil Code) to Biosearch's Board of Directors the power to reserve 250,000 Biosearch Ordinary Shares for issuance pursuant to the Biosearch Stock Option Plan (as defined in Section 2.10 hereof). On February 6, 2002, Biosearch's Board of Directors increased the share capital from Euro 12,160,500.00 to Euro 12,410,500.00 and issued all of the Biosearch Stock Options (as defined in Section 2.10 hereof) to its directors, managers, employees, independent contractors and collaborators and, as of the date hereof, all of such options are outstanding. As of the date hereof, none of the Biosearch Stock Options are vested or have been exercised and, therefore, the subscribed and paid-in capital equals Euro 12,160,500.00. All issued and outstanding shares of Biosearch Ordinary Shares are, and all shares which may be issued upon the exercise of Biosearch Stock Options will be, duly authorized, validly issued, fully paid and nonassessable, and no issued or outstanding shares of Biosearch Ordinary Shares are subject to or were issued in violation of any preemptive rights, or were issued in violation of applicable securities laws. As of the date of this Agreement, except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Biosearch or any of its subsidiaries is a party or by which any of them is bound obligating Biosearch or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities (whether voting or otherwise) of Biosearch or of any of its subsidiaries or to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Schedule 2.2(a) of the Biosearch Disclosure Schedule, there are no outstanding contractual obligations of Biosearch or any of its subsidiaries (1) restricting the transfer of, (2) affecting the voting rights of (including, without limitation, voting trusts, voting agreements or irrevocable proxies), (3) requiring the repurchase, redemption or disposition of, (4) requiring the registration for sale of, or (5) granting any preemptive or antidilutive right with respect to, any shares of Biosearch Ordinary Shares or any Biosearch Stock Options. Biosearch has delivered or made available to Versicor and its counsel copies of all documents listed on Schedule 2.2(a) of the Biosearch Disclosure Schedule in response to the previous sentence. The execution and delivery of this Agreement and the agreements contemplated hereby to which Biosearch is a party do not, and the consummation of the transactions contemplated hereby and thereby and the compliance with the provisions hereof and thereof will not, give rise to any preemptive or antidilutive right of any person with respect to any shares of Biosearch Ordinary Shares or any Biosearch Stock Options. Except as set forth in Schedule 2.2(a) of the Biosearch Disclosure Schedule, from the close of business on December 31, 2001 to and including the Effective Time, no Biosearch Ordinary Shares or other capital stock or other securities (whether voting or otherwise) of Biosearch have been or will be issued or have been or will be transferred from Biosearch's treasury.

          (b)  Schedule 2.2(b) of the Biosearch Disclosure Schedule contains a list of each subsidiary of Biosearch, its jurisdiction of incorporation or organization, and its authorized, issued and outstanding capital stock. All the issued and outstanding shares of capital stock or other securities (whether voting or otherwise) of each subsidiary of Biosearch have been validly issued and are fully paid and nonassessable and are owned as set forth on Schedule 2.2(b) of the Biosearch Disclosure Schedule, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of its subsidiaries, 200,000 shares of Versicor Common Stock acquired by Biosearch pursuant to that certain Stock Purchase Agreement dated February 12, 1998, by and between Versicor and Biosearch, and as set forth in Schedule 2.2(b) of the Biosearch Disclosure Schedule, Biosearch does not own, directly or indirectly, any capital stock or other securities (whether voting or otherwise) or other ownership interest in any corporation, joint stock company, partnership, limited partnership, limited liability company, joint venture or other entity. Except as set forth on Schedule 2.2(b) of the Biosearch Disclosure Schedule, each subsidiary of Biosearch is wholly-owned by Biosearch and no other person owns any rights to purchase capital stock or other securities (whether voting or otherwise) in any Biosearch subsidiary.

        2.3    Authority.    Biosearch has the requisite corporate power and authority to enter into this Agreement and, subject to Biosearch Shareholder Approval, to consummate the transactions contemplated hereby. The Board of Directors of Biosearch at a meeting duly called and held: (a) determined that the Merger and the Merger Plan are advisable and fair and in the best interests of Biosearch and its shareholders; (b) approved (i) the Merger Plan and (ii) the financial statements of Biosearch dated as of June 30, 2002; (c) resolved upon the adoption of this Agreement and recommended approval of the Merger and the consummation of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and Italian Law by the holders of Biosearch Ordinary Shares; (d) called the Biosearch Shareholders Meeting and (e) directed that the Merger, the Merger Plan, this Agreement and the transactions contemplated by this Agreement be submitted for consideration by the holders of the Biosearch Ordinary Shares. The execution and delivery of this Agreement and the consummation by Biosearch of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Biosearch, subject only to the Biosearch Shareholder Approval. This Agreement has been duly executed and delivered by Biosearch and constitutes a valid and binding obligation of Biosearch, enforceable against Biosearch in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity. Biosearch has made available for review by Versicor and its counsel true, correct and complete copies of the minutes and resolutions of the Board of Directors, the Board of Statutory Auditors, and committees of Biosearch and its subsidiaries listed on Schedule 2.3 to the Biosearch Disclosure Schedule.

        2.4    Consents and Approvals; No Violations.    Except as set forth on Schedule 2.4 of the Biosearch Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or Biosearch Material Contract (as defined in Section 2.15 hereof), or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Biosearch or any of its subsidiaries under: (a) the Articles of Association and Bylaws of Biosearch or the comparable organizational documents of any of its subsidiaries; (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Biosearch or any of its subsidiaries or their respective properties or assets; (c) any license, permit or other instrument, contract or agreement granted by, or entered into with, a Regulatory Agency (as defined in Section 2.12 below); (d) any grant or subsidized loan received by

Biosearch or any of its subsidiaries from any Italian, European Union ("EU") or other Governmental Entity, including, without limitation, the Italian Ministry of Scientific Research and Technology (Ministero dell'Universita e della Ricerca Scientifica e Tecnologica or "MURST") (collectively, the "Grants and Subsidies"); or (e) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Biosearch or any of its subsidiaries or their respective properties or assets, other than, in the case of foregoing clauses (b), (c), (d) or (e), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) individually or in the aggregate have a material adverse effect on Biosearch, (y) impair in any material respect the ability of Biosearch to perform its obligations under this Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Italian, United States, EU or other foreign court, administrative or regulatory agency or commission or other governmental authority or agency, (a "Governmental Entity"), is required by Biosearch or any of its subsidiaries in connection with the execution and delivery of this Agreement by Biosearch or the consummation by Biosearch of the transactions contemplated by this Agreement, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required of or with the United States Federal Trade Commission and/or the United States Antitrust Division of the Department of Justice (the "Specified Agencies") under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the filing with CONSOB of this Agreement, the Shareholder Voting Agreements, the Stockholders Agreement, the Information Document (as defined in Section 5.1(a) hereof), the minutes from the Biosearch Shareholders' Meeting (as defined in Section 5.1(d) hereof) and certain other documents as required under Italian Law relating to the Merger, (iii) the filing with the United States Securities and Exchange Commission (the "SEC") of such reports under the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the filing with the Borsa Italiana of the Information Document and certain other documents relating to the Merger, (v) the filing, publication and recordation of the Merger Deed or other appropriate documents and notices with the Companies' Register at the Italian Chamber of Commerce in Milan, Italy, (vi) the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the relevant provisions of the DGCL, (vii) such filings and consents as may be required under any environmental, health or safety law or regulation (including any rules and regulations of the United States Food and Drug Administration (the "FDA")) pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated hereby, each of which is set forth in Schedule 2.4 of the Biosearch Disclosure Schedule, and (viii) such other consents, approvals, orders, authorizations, registrations, declarations and filings required by applicable laws, the failure of which to be obtained or made would not, individually or in the aggregate, (x) have a material adverse effect on Biosearch, (y) impair in any material respect the ability of Biosearch to perform its obligations under this Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

        2.5    Publicly Filed Documents; Financial Statements.

          (a)  Except as set forth in Schedule 2.5 of the Biosearch Disclosure Schedule, since July 31, 2000, Biosearch has timely filed and published with the CONSOB and the Borsa Italiana all required reports and forms and other documents (the "CONSOB Documents"). As of their respective dates, the CONSOB Documents complied in all material respects with the requirements of Italian Law and the rules and regulations of the Borsa Italiana and the CONSOB promulgated thereunder and applicable to such CONSOB Documents, and none of the CONSOB Documents contained any untrue, incorrect or incomplete statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any CONSOB Document has been revised or superseded by a later-filed CONSOB Document filed and publicly available prior to the date of this Agreement, none of the CONSOB Documents contains any untrue, incorrect and incomplete statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)  The audited financial statements of Biosearch included in the CONSOB Documents (together with the notes thereto, the "Biosearch Audited Financial Statements") and the unaudited financial statements of Biosearch included in the CONSOB Documents (the "Biosearch Unaudited Financial Statements"): (i) have been duly approved by the holders of the Biosearch Ordinary Shares at the appropriate meeting of such holders; (ii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the CONSOB and the Borsa Italiana with respect thereto; (iii) have been prepared in accordance with Italian accounting principles as prescribed by Italian Law ("Italian GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); (iv) fairly present the financial position of Biosearch as and at the respective dates thereof and the results of its operations and its cash flows for the periods then ended (subject, in the case of unaudited statements, to any other adjustments described therein and normal year-end audit adjustments and to any other adjustments described therein); and (v) in the case of the Biosearch Audited Financial Statements, have been duly audited by PricewaterhouseCoopers S.p.A. in accordance with Italian Law. The unconsolidated financial statements of each subsidiary of Biosearch for the fiscal years ended December 31, 2000 and December 31, 2001 (together with the Biosearch Audited Financial Statements and the Biosearch Unaudited Financial Statements, the "Biosearch Financial Statements") have been duly approved by Biosearch at the appropriate meeting and prepared in accordance with Italian GAAP applied on a consistent basis during the periods involved, and fairly present the financial position of such subsidiaries as at the respective dates thereof and the results of their operations and cash flows for the periods then ended. Except as required or permitted by Italian GAAP, Biosearch has not, since July 31, 2000, made any change in the accounting practices or policies applied in the preparation of the Biosearch Financial Statements. The books and records of Biosearch and its subsidiaries have been, and are being, maintained in all material respects in accordance with Italian GAAP and other applicable legal and accounting requirements. Except as set forth on the Biosearch Financial Statements and for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent Biosearch Financial Statements, neither Biosearch nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by Italian GAAP to be recognized or disclosed on the Biosearch Financial Statements.

          (c)  Neither Biosearch nor any of its subsidiaries is or has ever been subject to any filing or other reporting requirements under the Securities Act or the Exchange Act, or the rules and regulations of the SEC promulgated thereunder. During all periods covered by the Biosearch Financial Statements, (i) to Biosearch's knowledge, a majority of the outstanding voting securities of Biosearch were not held by residents of the United States, (ii) a majority of the executive officers and directors of Biosearch were not citizens of the United States, (iii) a majority of the assets of Biosearch were located outside United States, and (iv) a majority of Biosearch's business was administered outside of the United States.

        2.6    Disclosure.    None of the information supplied by Biosearch specifically for inclusion or incorporation by reference in (a) the Registration Statement (as defined in Section 5.1 hereof) will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the "Securities Act"), contain any untrue, incorrect or incomplete statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) the Proxy Statement (as defined in Section 5.1 hereof) will, at the date the Proxy Statement is first mailed to Versicor's stockholders or at the time of the Versicor Stockholders' Meeting (as defined in Section 5.1(d) hereof), contain any untrue, incorrect or incomplete statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (c) the Information Document (as defined in Section 5.1 hereof) and the Listing Particulars (as defined in Section 5.1 hereof) will, at the date they are first filed with the Borsa Italiana and the CONSOB, respectively, or made available at Biosearch's registered office in Milan, Italy or at the time of the Biosearch Shareholders' Meeting (as defined in Section 5.1(d) hereof), contain any untrue, incorrect or incomplete statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event with respect to Biosearch, its officers or directors shall occur which is required to be described in the Proxy Statement, the Registration Statement, the Information Document or the Listing Particulars, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC, the CONSOB or the Borsa Italiana, as appropriate, and, as required by law, disseminated to the stockholders or shareholders of Versicor and/or Biosearch, as appropriate; provided, however, that, subject to the requirements of Italian securities laws, in no event shall Biosearch make any disclosure without the prior written consent of Versicor if doing so would violate or cause a violation of United States securities laws. The Information Document will comply as to form in all material respects with the rules and regulations of the CONSOB and the Borsa Italiana, except that no representation or warranty is made by Biosearch with respect to statements made or incorporated by reference in the Information Document based on information supplied by Versicor specifically for inclusion or incorporation by reference therein.

        2.7    Absence of Certain Changes or Events.    Except as disclosed in Schedule 2.7 of the Biosearch Disclosure Schedule, since March 31, 2002, each of Biosearch and its subsidiaries have conducted their business only in the ordinary course consistent with prior practice and (a) Biosearch and its subsidiaries have not incurred any liability or obligation (indirect, direct or contingent), or entered into any oral or written agreement or other transaction, that is not in the ordinary course of business or that would, individually or in the aggregate, result in a material adverse effect on Biosearch, except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof, (b) Biosearch and its subsidiaries have not sustained any damage, destruction or loss, whether or not covered by insurance, that has or could have a material adverse effect on Biosearch, (c) there has been no action taken by Biosearch or any of its subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a material breach of Section 4.1 hereof, and (d) there has been no event, circumstance or development that, to Biosearch's knowledge, would have a material adverse effect on Biosearch.

        2.8    Taxes.

          (a)  Unless otherwise set forth on Schedule 2.8 of the Biosearch Disclosure Schedule, each of Biosearch and its subsidiaries has timely filed all Italian, local or foreign tax returns and reports required to be filed by it through the date hereof and shall timely file all such returns and reports required to be filed on or before the Effective Time, and all such returns and reports are and will be true, correct and complete in all material respects. Biosearch and each of its subsidiaries has timely paid and discharged all material taxes due from them, including, without limitation, all direct taxes, IRAP and value added taxes, other than such taxes as are being contested in good faith by appropriate proceedings and are adequately reserved for on the most recent Biosearch

  Financial Statements filed prior to the date of this Agreement and publicly available. The most recent Biosearch Financial Statements filed prior to the date of this Agreement and publicly available properly reflect in accordance with Italian GAAP all material taxes payable by Biosearch and its subsidiaries for all taxable periods and portions thereof through the date of such Biosearch Financial Statements.

          (b)  No claim or deficiency for any taxes has been proposed, threatened in writing or assessed by any Italian, United States or other foreign taxing authority or agency (including, without limitation, the United States Internal Revenue Service (the "IRS") against Biosearch or any of its subsidiaries which would reasonably be expected to have a material adverse effect upon Biosearch. No requests for refunds or waivers of the time to assess any taxes have been granted or are pending.

          (c)  Each of Biosearch and its subsidiaries has withheld and paid over to the proper governmental authorities all material taxes required to have been withheld and paid over and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

          (d)  Copies of (i) any tax examinations, (ii) extensions of statutory limitations for the collection or assessment of taxes, and (iii) the tax returns of each of Biosearch and its subsidiaries in each applicable jurisdiction for the last five (5) fiscal years have been made available to Versicor.

          (e)  There are (and as immediately following the Effective Time there will be) no material Liens on the assets of Biosearch or any of its subsidiaries relating to or attributable to taxes, except for Liens for taxes not yet due.

          (f)    To Biosearch's knowledge, there is no basis for the assertion of any claim relating to or attributable to taxes that, if adversely determined, would result in any Lien on the assets of Biosearch or any of its subsidiaries or otherwise have a material adverse effect on Biosearch.

          (g)  None of Biosearch or any of its subsidiaries is, or has been at any time, a party to a tax sharing, tax indemnity or tax allocation agreement, and neither Biosearch nor any of its subsidiaries has assumed the tax liability of any other person under contract.

          (h)  Biosearch's or each subsidiary's tax basis in its assets for purposes of determining its future amortization, depreciation and other Italian or other income tax deductions is accurately reflected on Biosearch's or the relevant subsidiary's tax books and records, as the case may be, except for any variations that are immaterial in amount and significance.

          (i)    As used in this Agreement, "taxes" shall include all Italian income, property, sales, excise and other taxes (including IRAP), of any nature whatsoever (whether payable directly or by withholding), together with any interest and penalties, additions to tax or additional amounts imposed with respect thereto. Notwithstanding the definition of "subsidiary" set forth in Section 8.3 hereof, for the purposes of this Section 2.8, references to Biosearch and each of its subsidiaries shall include former subsidiaries of Biosearch for the periods during which any such corporations or other entities were included in the consolidated balance sheet of Biosearch.

        2.9    Actions and Proceedings.    Except as set forth in Schedule 2.9 of the Biosearch Disclosure Schedule, there is no suit, action, investigation, audit or proceeding in any Italian, United States, EU or other foreign jurisdiction, including, without limitation, any product liability claim, pending or, to the knowledge of Biosearch, threatened in writing against Biosearch or any of its subsidiaries or any of their respective management that, individually or in the aggregate, could reasonably be expected to (a) have a material adverse effect on Biosearch, (b) impair in any material respect the ability of

Biosearch to perform its obligations under this Agreement or (c) prevent or delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Biosearch or any of its subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clauses (a), (b) or (c).

        2.10    Certain Agreements.    Except as set forth on Schedule 2.10 of the Biosearch Disclosure Schedule, there are no stock option, stock appreciation rights, restricted stock, stock purchase or other equity-based plan or agreement that Biosearch maintains or to which Biosearch is a party (collectively, the "Biosearch Plans"). Biosearch is not a party to any oral Biosearch Plans. A true, correct and complete copy of each Biosearch Plan, including, without limitation, the stock option regulation dated July 27, 2001 and the minutes of the Board of Directors of Biosearch dated April 10, 2001 and February 6, 2002 (the "Biosearch Stock Option Plan"), has been made available to Versicor and its counsel. Schedule 2.10 of the Biosearch Disclosure Schedule sets forth a true, correct and complete list of all holders of options to purchase Biosearch Ordinary Shares ("Biosearch Stock Options") or other Biosearch equity-based awards, grant dates, number of shares subject to awards, vesting and exercisability schedule and exercise price. As of the date of this Agreement, Biosearch is not a party to any oral or written agreement or plan, including any Biosearch Plan, any of the benefits of which will be increased, or the vesting or exercisability of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement either alone or upon the occurrence of any additional or further acts or events or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement either alone or upon the occurrence of any additional or further acts or events. No holder of any Biosearch Stock Options, or shares of Biosearch Ordinary Shares granted in connection with the performance of services for Biosearch, is or will be entitled to receive cash from Biosearch in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement either alone or upon the occurrence of any additional or further acts or events (other than in lieu of fractional shares). Biosearch is not a party or subject to any termination benefits agreement (or arrangement) or severance agreement (or arrangement) or employment agreement (or arrangement) which would be triggered by the consummation of the transactions contemplated by this Agreement, except as set forth in Schedule 2.10 of the Biosearch Disclosure Schedule.

        2.11    Employee Benefits; Social Security.

          (a)  Schedule 2.11(a) of the Biosearch Disclosure Schedule summarizes the material terms of, including, without limitation, any payment obligations under, all Biosearch Plans, employee benefit plans and all other collective bargaining agreements or bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plans, arrangements or understandings (collectively, "Biosearch Benefit Plans") currently maintained, or contributed to, or required to be maintained or contributed to, by Biosearch or any of its subsidiaries, or with respect to which Biosearch or any of its subsidiaries has any material liability, including, without limitation, all employment, termination, change in control, severance or other contracts for the benefit of any current or former employees, officers or directors of Biosearch that require any material future performance by Biosearch. Schedule 2.11(a) of the Biosearch Disclosure Schedule contains a true, correct and complete list of all Biosearch Benefit Plans. Biosearch has delivered to, or made available for review by, Versicor, true, complete and correct copies of all Biosearch Benefit Plans, the most recent plan summary distributed to employees with respect to each such plan for which a summary was prepared, and any and all trust agreements and group annuity contracts regarding any such plan. The Biosearch Benefit Plans have been administered in accordance with their terms except for failures that would not have a material adverse effect. Biosearch and all such Biosearch Benefit Plans are in compliance with applicable provisions of Italian Law except for failures that would not have a material adverse effect on Biosearch or the occurrence of the transactions contemplated by this Agreement in accordance with the terms of this Agreement. Except as disclosed in Schedule 2.11(a) of the Biosearch Disclosure Schedule, Biosearch has no material unfounded liabilities pursuant to any Biosearch Benefit Plan, including, without limitation, any nonqualified deferred compensation plan or an excess benefit plan. Except as set forth in Schedule 2.11(a) of the Biosearch Disclosure Schedule, the consummation of the transactions contemplated by this Agreement, either alone or upon the occurrence of any additional or further act or event, will not result in an increase in any payment or an increase in the amount of compensation or benefits or accelerate the vesting, exercisability or timing of any benefits payable to or in respect of any employee or former employee, director, consultant or other independent contractor of Biosearch or the beneficiary or dependent of any such person or entity. The most recent Biosearch Financial Statements filed prior to the date of this Agreement and publicly available properly reflect in accordance with Italian GAAP all Biosearch Benefit Plan obligations accrued or payable (contingent or otherwise) by Biosearch and its subsidiaries for all taxable periods and portions thereof through the date of such Biosearch Financial Statements.

          (b)  Unless otherwise set forth on Schedule 2.11(b) of the Biosearch Disclosure Schedule, each of Biosearch and its subsidiaries has timely filed, within the times and in the manner prescribed by Italian Law, all social security returns and social security reports required to be filed by it through the date hereof and shall timely file all such returns and reports required to be filed on or before the Effective Time, and all such returns and reports are and will be true, correct and complete in all material respects. Biosearch and each of its subsidiaries has timely paid and discharged (or Biosearch has timely paid and discharged on such subsidiary's behalf) all social security contributions due from them, other than such social security contributions as are being contested in good faith by appropriate proceedings and are adequately reserved for on the most recent Biosearch Financial Statements filed prior to the date of this Agreement and publicly available. The most recent Biosearch Financial Statements filed prior to the date of this Agreement and publicly available properly reflect in accordance with Italian GAAP all social security contributions payable by Biosearch and its subsidiaries for all taxable periods and portions thereof through the date of such Biosearch Financial Statements.

          (c)  No claim or deficiency for any social security contributions has been proposed, threatened in writing, asserted or assessed by any Italian social security authority or agency against Biosearch or any of its subsidiaries which would reasonably be expected to have a material adverse effect upon Biosearch. No requests for refunds or waivers of the time to assess any social security contributions are pending.

          (d)  Each of Biosearch and its subsidiaries has withheld and paid over to the proper governmental authorities all social security contributions required to have been withheld and paid over and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee.

          (e)  Copies of (i) any social security examinations, (ii) extensions of statutory limitations for the collection or assessment of social security contributions, and (iii) the social security returns of each of Biosearch and its subsidiaries in each applicable jurisdiction for the last five fiscal years have been made available to Versicor.

          (f)    There are (and as immediately following the Effective Time there will be) no material Liens on the assets of Biosearch or any of its subsidiaries relating to or attributable to social security contributions, except for Liens for social security contributions not yet due.

          (g)  To Biosearch's knowledge, there is no basis for the assertion of any claim relating to or attributable to social security contributions that, if adversely determined, would result in any Lien on the assets of Biosearch or any of its subsidiaries or otherwise have a material adverse effect on Biosearch.

          (h)  As used in this Agreement, "social security contributions" shall include all social security contributions, of any nature whatsoever (whether payable directly or by withholding), together with any interest and penalties, additions to social security contribution or additional amounts imposed with respect thereto.

        2.12    Compliance with Applicable Laws.

          (a)  Except as disclosed in Schedule 2.12(a) of the Biosearch Disclosure Schedule, each of Biosearch and its subsidiaries has in effect all Italian, United States, EU and other foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary, under applicable laws, for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits, which lack or default individually or in the aggregate would not have a material adverse effect on Biosearch. Except as disclosed in Schedule 2.12(a) of the Biosearch Disclosure Schedule, Biosearch and its subsidiaries are not in violation of and have no liabilities, whether accrued, absolute, contingent or otherwise, under any applicable law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, relating to the operation of clinical testing laboratories, labor and employment practices, health and safety or zoning, except for violations of or liabilities under any of the foregoing which individually or in the aggregate would not have a material adverse effect on Biosearch or the occurrence of the transactions contemplated by this Agreement in accordance with the terms of this Agreement. To Biosearch's knowledge, there is no proceeding for the revocation, withdrawal or limitation, or threatening in writing the revocation, withdrawal or limitation of a Permit, nor are there any circumstances or facts that will cause the denial, limitation or revocation of any Permit for which an application has been submitted.

          (b)  Biosearch and each of its subsidiaries is, and has been in compliance in all material respects with all applicable Environmental Laws, except for noncompliance which individually or in the aggregate would not have a material adverse effect on Biosearch. The term "Environmental Laws" as used in this Section 2.12 means any Italian or other applicable law relating to: (i) emissions, discharges, releases or threatened releases of Hazardous Material (as defined below) into the environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly owned treatment works, septic systems or land; (ii) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material; (iii) protection of the environment; or (iv) employee health and safety.

          (c)  During the period of ownership or operation by Biosearch and its subsidiaries of any of their respective current or previously owned or leased properties, there have been no violations of Environmental Laws relating to Hazardous Material, including releases in, on, under or affecting such properties or, to the knowledge of Biosearch, any surrounding site, except in each case for those which individually or in the aggregate are not reasonably likely to have a material adverse effect on Biosearch. To Biosearch's knowledge, Biosearch and its subsidiaries have not shipped any Hazardous Material to any disposal site for which it is or will be subject to any liability. As used in this Section 2.12, "Hazardous Material" means (i) hazardous materials, contaminants, constituents, medical wastes, hazardous or infectious wastes and hazardous substances as those terms are defined in the Italian or other applicable laws, (ii) petroleum, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) asbestos and/or asbestos-containing material, and (v) polychlorinated biphenyls ("PCBs") or materials or fluids containing PCBs in excess of 50 parts per million.

          (d)  Biosearch is in material compliance with the laws, rules and regulations of the Borsa Italiana. Biosearch has not received any written notice that the Borsa Italiana has commenced or threatened to initiate any actions to delist the Biosearch Ordinary Shares listed on the Nuovo Mercato. Biosearch has provided to Versicor and its counsel, prior to the Closing Date, copies of all material correspondence between Biosearch and the Borsa Italiana.

          (e)  Each of Biosearch and its subsidiaries is in compliance in all material respects with all (i) Italian, United States, EU and other foreign laws and regulations applicable to the research, experimentation, production, marketing and sale of drug substances to the extent such laws are applicable to it, including, without limitation, the United States Food, Drug and Cosmetics Act, as amended (the "FDCA"), (ii) rules and regulations of any and all applicable Italian, United States, EU and other foreign regulatory agencies, including, without limitation, the Ministry of Health in Italy, the European Agency for the Evaluation of Medical Products, and the FDA (collectively, "Regulatory Agencies"), to the extent such rules and regulations are applicable to it and its activities, and (iii) product applications (including investigational new drug applications, or INDs) which have been approved by a Regulatory Agency under which Biosearch or any of its subsidiaries has produced, experimented, marketed or sold any pharmaceutical or drug substances on or after December 31, 2000, except in each case where the failure to be in such compliance would not, individually or in the aggregate, have a material adverse effect on Biosearch. All manufacturing, experimentation and testing operations conducted by Biosearch or any of its subsidiaries have been and are being conducted in compliance with the current Good Manufacturing Practice regulations promulgated by the FDA and other EU and Italian applicable rules, except where the failure to be in such compliance would not, individually or in the aggregate, have a material adverse effect on Biosearch.

          (f)    To Biosearch's knowledge, each of Biosearch and its subsidiaries possesses approval or allowance by the applicable Regulatory Agency of all material investigational or marketed product applications as are currently legally required and are necessary for the conduct of its business as now being conducted, a list of which is attached hereto as Schedule 2.12(f) of the Biosearch Disclosure Schedule, true, correct and complete copies of which have been provided by Biosearch to Versicor and its counsel.

          (g)  To Biosearch's knowledge, as to each drug of Biosearch for which a product application has been approved by, or an IND has been filed with, the applicable Regulatory Agency, the applicant and all persons performing operations covered by the application are in compliance with all applicable Italian, United States and other foreign rules and regulations, including, without limitation, the requirements of the FDCA and the implementing regulations of the FDA, respectively, and all terms and conditions of the application, except where the failure to be in such compliance would not, individually or in the aggregate, have a material adverse effect on Biosearch.

          (h)  Biosearch has provided to Versicor and its counsel copies of any and all correspondence between Biosearch and any Regulatory Agencies within the last three (3) years.

          (i)    At no time has Biosearch or any of Biosearch's subsidiaries, any person on behalf of Biosearch or any of Biosearch's subsidiaries, or any Regulatory Agency suspended, or threatened in writing to suspend, clinical trials of any of Biosearch's product candidates based upon the exposure, or potential exposure, of participants in the clinical trials to unacceptable health risks or otherwise.

          (j)    Neither Biosearch nor any of its subsidiaries has received any written notice that a Regulatory Agency has commenced or threatened in writing to initiate (i) any action to withdraw its approval or request the recall of any product of Biosearch or any subsidiary of Biosearch, (ii) any action to enjoin (A) any production at any facility owned or used by Biosearch, any of Biosearch's subsidiaries or any person on behalf of Biosearch or any of Biosearch's subsidiaries, or (B) any facility (including any clinical facility where testing and/or trials occur) owned or used by Biosearch, and of Biosearch's subsidiaries or any person on behalf of Biosearch, (iii) the withdrawal of approval of any product application (including, any IND), other than such withdrawals of approval that would not, individually or in the aggregate, have a material adverse effect on Biosearch, or (iv) any material civil penalty, injunction, seizure or criminal action.

          (k)  As to each product application submitted to, but not approved by, the applicable Regulatory Agency, and not withdrawn by Biosearch or one of its subsidiaries, or, to the knowledge of Biosearch, applicants acting on its behalf as of the date of this Agreement, each of Biosearch and its subsidiaries has complied in all material respects with the applicable Italian, United States, EU or other foreign regulatory requirements, including, without limitation, of the FDCA and implementing FDA regulations and has provided all additional information and taken all additional action that has been deemed appropriate by Biosearch in connection with such application, including, without limitation, complying with the terms of any existing product development program for any product candidate or completing clinical trials for a product candidate within the applicable time frame. Biosearch has provided to Versicor copies of (1) all submissions to Regulatory Agencies regarding product approvals, and (2) all evidence of approvals, disapprovals and withdrawals of product applications.

        2.13    Intellectual Property.

          (a)  To Biosearch's knowledge, except as set forth on Schedule 2.13(a) of the Biosearch Disclosure Schedule, Biosearch and each of its subsidiaries owns or has a valid right to use under applicable Italian, United States and international trademark, copyright and patent laws, all: (i) trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing and including any registrations, renewals and applications for any of the foregoing (collectively, "Trademarks"); (ii) patents (including any registrations, renewals and applications therefore, "Patents"); (iii) inventions (whether patented or not); (iv) copyrights (including any registrations, renewals and applications therefor); software; (v) technology, (vi) trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, "Trade Secrets" and together will the foregoing, "Intellectual Property"), used in or necessary for the conduct of the business of Biosearch and each of its subsidiaries as currently conducted (the "Biosearch Intellectual Property").

          (b)  Schedule 2.13(b) of the Biosearch Disclosure Schedule sets forth a true, correct and complete list of all Biosearch Intellectual Property that is owned by Biosearch or its subsidiaries and that constitutes Italian, United States and other foreign (i) Patents, including, without limitation, the 26 Patents for industrial inventions regarding molecules and/or technologies related to products currently under development by Biosearch (i.e., Ramoplanin, BI397 and BI-K-0376), or related to Biosearch's compounds, (ii) Trademarks registrations (including Internet domain registrations) and applications and material unregistered Trademarks, indicating for each, the application serial number or registration number, the class of goods covered and the expiration date for each country in which a trademark has been registered, including, without limitation, Biosearch's trademark application under EU Regulation 40/94 for the protection of its name and logo in all the member states of the European Union, and/or (iii) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number), and date of issue (or date filed).

          (c)  Schedule 2.13(c) of the Biosearch Disclosure Schedule sets forth a true, correct and complete list of all Biosearch Intellectual Property consisting of license agreements granting any right to use or practice any rights under any Biosearch Intellectual Property, whether Biosearch or any of its subsidiaries is the licensee or licensor thereunder, and any written settlements relating to any Biosearch Intellectual Property to which Biosearch or any of its subsidiaries is a party or otherwise bound (collectively, the "Biosearch License Agreements"), indicating for each the title, the parties, date executed and the Biosearch Intellectual Property covered thereby. The Biosearch Intellectual Property consisting of license agreements in which Biosearch or its subsidiaries is the licensee, as listed in Schedule 2.13(c) of the Biosearch Disclosure Schedule constitutes all material licenses used by Biosearch or any of its subsidiaries in connection with their businesses.

          (d)  Except as set forth in Schedule 2.13(d) of the Biosearch Disclosure Schedule, Biosearch and its subsidiaries have not licensed or sublicensed their rights in any material Biosearch Intellectual Property other than pursuant to the Biosearch License Agreements, and no royalties, honoraria or other fees are payable by Biosearch or its subsidiaries for the use of or right to use any Biosearch Intellectual Property, except pursuant to the Biosearch License Agreements.

          (e)  Except as set forth on Schedule 2.13(e) of the Biosearch Disclosure Schedule, the Biosearch Intellectual Property owned by Biosearch is free and clear of all Liens, and Biosearch or its subsidiaries is listed in the records of the appropriate Italian, United States and other foreign agency as the sole owner of record for each application and registration listed in Schedule 2.13(b) of the Biosearch Disclosure Schedule.

          (f)    Except as set forth on Schedule 2.13(f) of the Biosearch Disclosure Schedule, the Biosearch Intellectual Property listed on Schedule 2.13(b) of the Biosearch Disclosure Schedule is valid and subsisting, in full force and effect, and has not been cancelled, expired, or abandoned. There is no pending or, to Biosearch's knowledge, threatened opposition, interference or cancellation proceedings against the registrations listed on Schedule 2.13(b) of the Biosearch Disclosure Schedule, or against any Biosearch Intellectual Property not owned by Biosearch or any of its subsidiaries.

          (g)  Except as set forth on Schedule 2.13(g) of the Biosearch Disclosure Schedule, neither Biosearch nor any of its subsidiaries has received any notice of invalidity or infringement of any rights of others with respect to the Biosearch Intellectual Property. The registration of the transfer of all patents originally submitted by the Lepetit Group S.p.A. (the "Lepetit Group") or persons employed by the Lepetit Group and subsequently transferred to Biosearch has been carried out in all required jurisdictions. No person has notified Biosearch or any of its subsidiaries that it is claiming any ownership of or right to use the Biosearch Intellectual Property. No person, to the knowledge of Biosearch, is infringing upon the Biosearch Intellectual Property in any way, except where such use would not have, individually or in the aggregate, a material adverse effect on Biosearch. To Biosearch's knowledge, there are no products currently on the market having the same therapeutic characteristics as Ramoplanin or Dalbavancin. To Biosearch's knowledge, the use of the Biosearch Intellectual Property by Biosearch and its subsidiaries does not and will not conflict with, infringe upon or otherwise violate the valid rights of any third party. No action has been instituted against or notice received by Biosearch or any of its subsidiaries that are presently outstanding alleging that the use of the Biosearch Intellectual Property infringes upon or otherwise violates any rights of a third party in or to such Intellectual Property. Biosearch has no knowledge that the contents of any of the patents have been previously submitted to any patent office by another party or parties who have priority rights with respect to such patent or patent application.

          (h)  Except as set forth on Schedule 2.13(h) of the Biosearch Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in the loss or material impairment of Biosearch or any of its subsidiaries' rights to own or use any of the Biosearch Intellectual Property, nor will it require the consent of any Governmental Entity or third party in respect of any such Intellectual Property.

          (i)    Biosearch and its subsidiaries have taken reasonable measures to protect the confidentiality of Trade Secrets, including requiring its employees and independent contractors having access thereto (excepting legal counsel) to execute written confidentiality agreements. Biosearch holds industrial secrets comprising the secret information concerning the "Processes/High productivity Strains" of Ramoplanin and A40926 (a precursor to Dalbavancin). Clones of said strains/processes are conserved at Biosearch's facilities in specially controlled areas, as well as in a bank safe deposit box, and are delivered to production sites only for production. To Biosearch's knowledge, there have been no breaches or alleged breaches of any such confidentiality agreements or unauthorized disclosures of said Trade Secrets.

          (j)    Except as set forth on Schedule 2.13(j) of the Biosearch Disclosure Schedule, each past and present employee or contractor of Biosearch or its subsidiaries has executed a written invention assignment agreement, substantially in the form attached to Schedule 2.13(j) of the Biosearch Disclosure Schedule (the "Biosearch Invention Assignment Agreements"), pursuant to which such employee or contractor has assigned to Biosearch or its subsidiaries, as appropriate, all Intellectual Property rights arising out of the employment or contracting relationship with Biosearch or its subsidiaries, and copies of which have been delivered by Biosearch to Versicor or its counsel.

        2.14    Agreements with Employees; Labor Disputes.    Schedule 2.14 of the Biosearch Disclosure Schedule summarizes the material terms of, including, without limitation, any payment obligations under, all labor union, collective bargaining and employment agreements (or agreements in the nature thereof), whether written or oral, between Biosearch and its employees, including, without limitation, employment agreements with each of the Continuing Employees. Except as set forth on Schedule 2.14 of the Biosearch Disclosure Schedule, (i) there is no labor strike, work stoppage or other labor dispute or unrest, pending or threatened in writing by any employee of Biosearch that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Biosearch, and Biosearch enjoys generally good working relationships with its employees, and (ii) there are no asserted or threatened claims made against Biosearch by any employees or other individuals, or labor, administrative, social security, pension or insurance authorities, related to discrimination, harassment, wrongful termination, unpaid benefits (including, without limitation, severance) or otherwise, without limitation, that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Biosearch. Biosearch has committed no violations of, nor is Biosearch responsible for violations of, applicable immigration laws that would reasonably be expected to have a material adverse effect on Biosearch. Biosearch has complied in all material respects with all applicable Italian national and company collective bargaining agreements and the individual terms and conditions of employment or service agreements with respect to each of its employees (and each of its former employees and independent contractors or consultants).

        2.15    Contracts; Debt Instruments.    Except as set forth on Schedule 2.15 of the Biosearch Disclosure Schedule, neither Biosearch nor any of its subsidiaries is a party to or bound by (i) any "material contract" (meaning by that, any contract that requires payments or repayments by Biosearch exceeding Fifty Thousand United States Dollars ($50,000) in the aggregate), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of Biosearch and its subsidiaries, taken as a whole, is conducted, (iii) any contract the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement; (iv) any exclusive supply or purchase contracts or any exclusive requirements contracts, or (v) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all contracts of the types described in clauses (i), (ii), (iii), (iv) and (v) above being referred to herein as "Biosearch Material Contracts"). Biosearch has delivered to Versicor prior to the date of this Agreement, true, correct and complete copies of all Biosearch Material Contracts. Each Biosearch

Material Contract is valid and binding on Biosearch (or, to the extent a Biosearch subsidiary is a party, such subsidiary) and is in full force and effect, and Biosearch and each Biosearch subsidiary have in all material respects performed all obligations required to be performed by them to date under each Biosearch Material Contract, except where such non-compliance, individually or in the aggregate, would not have a material adverse effect on Biosearch. Neither Biosearch nor any Biosearch subsidiary knows of, or has received notice of (x) any termination, cancellation or revocation with respect to, or (y) any violation or default under (nor, to the knowledge of Biosearch, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Biosearch Material Contract.

        2.16    Financial Advisors.

          (a)  Biosearch has received the written opinion of SG Cowen Securities Corporation ("SG Cowen"), with its principal place of business at 1221 Avenue of the Americas, New York, New York 10020, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to Biosearch's shareholders from a financial point of view, and Biosearch's Board of Directors has accepted such opinion. A copy of such signed opinion has been delivered to Versicor and its counsel.

          (b)  Neither Biosearch nor any of its subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder (other than SG Cowen and Livolsi & Partners), or incurred any liability for any brokerage, finder's, financial advisor's or similar fee, expense or commission, and no broker or finder has acted directly or indirectly for Biosearch or any of its subsidiaries, in connection with this Agreement or the transactions contemplated hereby. Pursuant to Italian Law, PricewaterhouseCoopers S.p.A., Biosearch's independent auditors, has been appointed "expert" by Biosearch's Board of Directors.

        2.17    Title to Properties.    Schedule 2.17 of the Biosearch Disclosure Schedule lists all real property interests owned by Biosearch or any of its subsidiaries and all real property leases to which Biosearch or any of its subsidiaries is a party, and each amendment thereto, that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of the leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim against Biosearch. Biosearch and its subsidiaries have good and marketable title to, or valid leasehold interests in, all their material properties and assets, except where such failure, individually or in the aggregate, would not have a material adverse effect on Biosearch. Except as set forth on Schedule 2.17 of the Biosearch Disclosure Schedule, all real estate properties and moveable assets owned by Biosearch and/or Biosearch Manufacturing are owned free of mortgages, pledges, privileges, burdens, encumbrances and other Liens, whether in rem or otherwise.

        2.18    Insurance.    Biosearch and each of its subsidiaries is, and at all times since its initial public offering has been, insured with reputable insurers against all risks normally insured against by companies in similar lines of business, and all of the insurance policies and bonds maintained by Biosearch and its subsidiaries are in full force and effect. At no time has Biosearch been unable to obtain, or been denied, product liability or other insurance. Schedule 2.18 of the Biosearch Disclosure Schedule contains a list of all insurance policies currently maintained by Biosearch and contains a listing of all open workers compensation and general liability claims as of June 30, 2002. These claims, individually or in the aggregate, would not have a material adverse effect on Biosearch and its subsidiaries taken as a whole. To the knowledge of Biosearch, all necessary notifications of claims have been made to its insurance carriers.

        2.19    Third Party Reimbursement Policies.    Biosearch is in compliance with all applicable Italian, United States and other foreign laws and regulations governing reimbursement for the purchase of pharmaceutical products. Schedule 2.19 of the Biosearch Disclosure Schedule discloses all reimbursement polices applicable to any of Biosearch's products, together with a list of all existing agreements with government health authorities or private health insurers and/or other organizations. Neither Biosearch nor any of its subsidiaries has received any indication from any public health service or private health insurer that a satisfactory reimbursement policy will not be made available to Biosearch for any of its products.

        2.20    Grants and Subsidies.    Biosearch is currently in compliance with all requirements in respect of the Grants and Subsidies including, without limitation, pursuant to Legislative Decree No. 279/99 and the specific progress reporting requirements and progress milestones of Grants and Subsidies financed pursuant to MURST decrees.

        2.21    Insider Interests.    Except as described in Schedule 2.21 of the Biosearch Disclosure Schedule, no Biosearch Significant Shareholder or member of the Board of Directors of Biosearch: (a) has any interest in any assets or property (whether real or personal, tangible or intangible) of or used in the business of Biosearch or any subsidiary of Biosearch (other than as an owner of outstanding securities of Biosearch), (b) has any direct or indirect interest of any nature whatever in any person or business which competes with, conducts any business similar to, has any arrangement or agreement (including arrangements regarding the shared use of personnel or facilities) with (whether as a customer or supplier or otherwise), or is involved in any way with, Biosearch or any subsidiary of Biosearch, or (c) is indebted or otherwise obligated to Biosearch. Biosearch is not indebted or otherwise obligated to any such person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance. As of the date hereof, to the knowledge of Biosearch there are no losses, claims, damages, costs, expenses, liabilities or judgments which would entitle any director, officer or employee of Biosearch or any of its subsidiaries to indemnification by Biosearch or its subsidiaries under applicable law, the Articles of Association or Bylaws of Biosearch or any of its subsidiaries or any insurance policy maintained by Biosearch or any of its subsidiaries.

        2.22    Voting Requirements.    The affirmative vote of the holders of at least two-thirds (66 2/3%) of the Biosearch Ordinary Shares present at the Biosearch Shareholders' Meeting are the only votes of the holders of any class or series of Biosearch's capital stock necessary to approve the Merger, the Merger Plan, this Agreement and the transactions contemplated hereby, provided that the quorum required for the Biosearch Shareholders' Meeting shall consist of more than one-half (50%) of the outstanding Biosearch Ordinary Shares as of the relevant record date during the first call, more than one-third (33 1/3%) of the outstanding Biosearch Ordinary Shares as of the relevant record date during the second call, and more than one-fifth (20%) of the outstanding Biosearch Ordinary Shares as of the relevant record date during the third call.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF VERSICOR

        Except as set forth on the Disclosure Schedule (provided that an item on such Disclosure Schedule shall be deemed to qualify only the particular section or sections of this Article III specified for such item, unless it is reasonably apparent that the disclosure or statement in one section of the Disclosure Schedule should apply to one or more sections thereof) delivered by Versicor to Biosearch prior to the execution of this Agreement (the "Versicor Disclosure Schedule"), Versicor represents and warrants to Biosearch as follows:

        3.1    Organization, Standing and Corporate Power.    Versicor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Versicor is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on Versicor. The corporate records and minute books of Versicor have been maintained in accordance with all applicable requirements and are true, correct and complete in all material respects. Versicor has delivered to Biosearch true, correct and complete copies of its Certificate of Incorporation and Bylaws, in each case as amended to the date hereof.

        3.2    Capital Structure; Subsidiaries.

          (a)  As of the date hereof, the authorized capital stock of Versicor consists of 100,000,000 shares of Versicor Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share ("Versicor Preferred Stock"). The rights, preferences and privileges of Versicor Common Stock and Versicor Preferred Stock are as stated in Versicor's Certificate of Incorporation, Bylaws and applicable DGCL. The rights, preferences and privileges of the warrants to purchase Versicor capital stock listed on Schedule 3.2(a) of the Versicor Disclosure Schedule are as stated in the applicable warrant instruments. At the close of business on July 25, 2002, (i) 26,325,228 shares of Versicor Common Stock were issued and outstanding and no shares of Versicor Preferred Stock were issued and outstanding, (ii) 348,750 shares of Versicor Common Stock were reserved for issuance under Versicor's 1995 Stock Option Plan, (iii) 4,038,030 shares of Versicor Common Stock were reserved for issuance under Versicor's 1997 Equity Incentive Plan, (iv) 1,200,000 shares of Versicor Common Stock were reserved for issuance under the 2001 Plan, and (v) warrants to purchase 344,447 shares of Versicor Common Stock were issued and outstanding. As of the date of this Agreement, an additional 5,400,737 shares of Versicor Common Stock are reserved for issuance under the 2001 Plan and an additional 442,500 shares of Versicor Common Stock are reserved for issuance under the 2002 Plan, subject to receipt of the Versicor Stockholder Approval. As of the date of this Agreement, all issued and outstanding shares of capital stock of Versicor are, and all shares of Versicor Common Stock which may be issued upon the exercise of (x) options to purchase Versicor Common Stock issued under Versicor's 1995 Stock Option Plan, Versicor's 1997 Equity Incentive Plan, the 2001 Plan or the 2002 Plan, or (y) warrants to purchase Versicor Common Stock will be, duly authorized, validly issued, fully paid and nonassessable, and no outstanding shares of Versicor Common Stock are subject to or were issued in violation of preemptive rights, or were issued in violation of applicable securities laws. As of the date of this Agreement, except as set forth above and pursuant to the rights outstanding under the Rights Plan, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Versicor is a party or by which any of them is bound obligating Versicor to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities (whether voting or otherwise) of Versicor or to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except for the Versicor Stockholder Voting Agreement and the Stockholders Agreement and as set forth in Schedule 3.2(a) of the Versicor Disclosure Schedule, as of the date hereof, there are no outstanding contractual obligations of Versicor (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive right with respect to, any shares of Versicor Common Stock or any Versicor Stock Options. Versicor has delivered or made available to Biosearch and its counsel copies of all documents listed on Schedule 3.2(a) of the Versicor Disclosure Schedule in response to the previous sentence. The execution and delivery of this Agreement and the agreements contemplated hereby to which Versicor is a party do not, and the consummation of the transactions contemplated hereby and thereby and the compliance with the provisions hereof and thereof will not, give rise to any preemptive or antidilutive right of any person with respect to any shares of Versicor Common Stock or any Versicor Stock Options. Except as set forth on Schedule 3.2(a) of the Versicor Disclosure Schedule, from the close of business on December 31, 2001 to and including the Effective Time, no shares of Versicor Common Stock or other capital stock or other securities (whether voting or otherwise) of Versicor have been or will be issued or have been or will be transferred from Versicor's treasury.

          (b)  Versicor has no subsidiaries. Except as set forth in Schedule 3.2(b) of the Versicor Disclosure Schedule, Versicor does not own, directly or indirectly, any capital stock or other securities (whether voting or otherwise) or other ownership interest in any corporation, partnership, limited partnership, limited liability company, joint venture or other entity.

        3.3    Authority.    Versicor has the requisite corporate power and authority to enter into this Agreement and, subject to the Versicor Stockholder Approval, to consummate the transactions contemplated by this Agreement. The Board of Directors of Versicor at a meeting duly called and held: (a) determined that the Merger and the Merger Plan is advisable and fair and in the best interests of Versicor and its stockholders; (b) approved the Merger, the Merger Plan and this Agreement and the transactions contemplated by this Agreement and reviewed the financial statements of Versicor dated as of June 30, 2002; (c) recommended approval of the Merger and this Agreement and the transactions contemplated by this Agreement by the holders of Versicor Common Stock; and (d) recommended to convene the Versicor Stockholders' Meeting and directed that the Merger and this Agreement and the transactions contemplated by this Agreement be submitted for consideration by the holders of Versicor Common Stock. The execution and delivery of this Agreement and the consummation by Versicor of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Versicor, subject only to the Versicor Stockholder Approval of this Agreement. This Agreement has been duly executed and delivered by Versicor and constitutes a valid and binding obligation of Versicor, enforceable against Versicor in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity. Versicor has made available for review by Biosearch and its counsel true, correct and complete copies of the minutes and resolutions of the Board of Directors and committees of the Board of Directors listed on Schedule 3.3 to the Versicor Disclosure Schedule.

        3.4    Consents and Approvals; No Violations.    Except as set forth in Schedule 3.4 of the Versicor Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or Versicor Material Contract (as defined in Section 3.15 hereof) or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Versicor under, (a) the Certificate of Incorporation or Bylaws of Versicor, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Versicor or its properties or assets, (c) any license, permit or other instrument, contract or agreement granted by, or entered into with, a Regulatory Agency, or (d) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Versicor or its properties or assets, other than, in the case of foregoing clauses (b) or (c), any such conflicts violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on Versicor, (y) impair in any material respect the ability of Versicor to perform its obligations under this Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by Versicor in connection with the execution and delivery of this Agreement by Versicor or the consummation by Versicor of any of the transactions contemplated by this Agreement, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required of or with the Specified Agencies under the HSR Act, (ii) the filing with the CONSOB of the application for listing of the shares of Versicor Common Stock on the Nuovo Mercato, (iii) the filing with the SEC of (A) the Proxy Statement, (B) the Registration

Statement, and (C) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) receipt of an order from the SEC accelerating the effectiveness of the Registration Statement, (v) the filing with the Borsa Italiana of an application for listing of the shares of Versicor Common Stock on the Nuovo Mercato and the notification to the NASD of the issuance and listing of the additional shares of Versicor Common Stock on the Nasdaq National Market, (vi) the filing, publication and recordation of the Merger Deed or other appropriate documents and notices with the Companies' Register at the Italian Chamber of Commerce in Milan, Italy, (vii) the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the relevant provisions of the DGCL, (viii) such filings and consents as may be required under any environmental, health or safety law or regulation (including any rules and regulations of the FDA) pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated hereby, each of which is set forth in Schedule 3.4 of the Versicor Disclosure Schedule, and (ix) such other consents, approvals, orders, authorizations, registrations, declarations and filings required by applicable laws, the failure of which to be obtained or made would not, individually or in the aggregate, (x) have a material adverse effect on Versicor, (y) impair in any material respect the ability of Versicor to perform its obligations under this Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

        3.5    SEC Documents; Financial Statements.

          (a)  Since August 31, 2000, Versicor has timely filed with the SEC all required reports and forms and other documents (the "Versicor SEC Documents"). As of their respective dates, the Versicor SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Versicor SEC Documents, and none of the Versicor SEC Documents contained any untrue, incorrect or incomplete statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Versicor SEC Document has been revised or superseded by a later-filed Versicor SEC Document filed and publicly available prior to the date of this Agreement, none of the Versicor SEC Documents contains any untrue, incorrect or incomplete statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)  The audited financial statements of Versicor included in the Versicor SEC Documents (together with the notes thereto, the "Versicor Audited Financial Statements") and the unaudited financial statements of Versicor included in the Versicor SEC Documents (together with the Versicor Audited Financial Statements, the "Versicor Financial Statements") (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with generally accepted accounting principles applicable to United States listed companies ("U.S. GAAP") (except, in the case of the Versicor Unaudited Financial Statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) fairly present the financial position of Versicor as of the dates thereof and the results of its operations and cash flows for the periods then ended and (iv) in the case of the Versicor Audited Financial Statements, have been duly audited by PricewaterhouseCoopers, LLP. Except as required or permitted by U.S. GAAP, Versicor has not, since August 31, 2000, made any material change in the accounting practices or policies applied in the preparation of the Versicor Financial Statements. The books and records of Versicor have been, and are being, maintained in all material respects in accordance with U.S. GAAP and other applicable legal and accounting requirements. Except as set forth in the Versicor Financial Statements, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent Versicor Audited Financial Statements, Versicor has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. GAAP to be recognized or disclosed on a balance sheet of Versicor or in the notes thereto.

        3.6    Disclosure.    None of the information supplied by Versicor specifically for inclusion or incorporation by reference in (a) the Registration Statement, will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue, incorrect or incomplete statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) the Proxy Statement will, at the date the Proxy Statement is first mailed to Versicor's stockholders or at the time of the Versicor Stockholders' Meeting, contain any untrue, incorrect or incomplete statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (c) the Information Document and the Listing Particulars will, at the date they are first filed with the Borsa Italiana and the CONSOB, respectively, or made available at Biosearch's registered office in Milan, Italy or at the time of the Biosearch Shareholders' Meeting, contain any untrue, incorrect or incomplete statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event with respect to Versicor, its officers or directors shall occur which is required to be described in the Proxy Statement, Registration Statement, the Information Document or the Listing Particulars, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC, the CONSOB or the Borsa Italiana, as appropriate, and, as required by law, disseminated to the stockholders or shareholders of Versicor and/or Biosearch, as appropriate; provided, however, that, subject to the requirements of the United States securities laws, in no event shall Versicor make any disclosure without the prior written consent of Biosearch if doing so would violate or cause a violation of Italian securities laws. The Registration Statement and Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Versicor with respect to statements made or incorporated by reference in either the Registration Statement or the Proxy Statement based on information supplied by Biosearch specifically for inclusion or incorporation by reference therein.

        3.7    Absence of Certain Changes or Events.    Except as set forth in Schedule 3.7 of the Versicor Disclosure Schedule, since March 31, 2002, Versicor has conducted its business only in the ordinary course consistent with prior practice and (a) Versicor has not incurred any liability or obligation (indirect, direct or contingent), or entered into any oral or written agreement or other transaction, that is not in the ordinary course of business or that would, individually or in the aggregate, result in a material adverse effect on Versicor, except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof, (b) Versicor has not sustained any damage, destruction or loss, whether or not covered by insurance, that has or could have a material adverse effect on Versicor, (c) there has been no action taken by Versicor that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a material breach of Section 4.2 hereof, and (d) there has been no event, circumstance or development that, to Versicor's knowledge, would have a material adverse effect on Versicor.

        3.8    Taxes.

          (a)  Unless otherwise set forth on Schedule 3.8(a) of the Versicor Disclosure Schedule, Versicor has timely filed all material United States federal, state, local and foreign tax returns and reports required to be filed by it through the date hereof and shall timely file all such returns and reports required to be filed on or before the Effective Time and all such returns and reports are and will be true, correct and complete in all material respects. Versicor has paid and discharged all material taxes due from it, including, without limitation, all direct taxes and value added taxes, other than such taxes as are being contested in good faith by appropriate proceedings and are adequately reserved for on the most recent Versicor Financial Statements filed prior to the date of this Agreement and publicly available. The most recent Versicor Financial Statements filed prior to the date of this Agreement and publicly available properly reflect in accordance with U.S. GAAP all material taxes payable by Versicor for all taxable periods and portions thereof through the date of such Versicor Financial Statements.

          (b)  No claim or deficiency for any taxes has been proposed, threatened in writing or assessed by the "IRS" or any other taxing authority or agency against Versicor which would reasonably be expected to have a material adverse effect upon Versicor. No requests for refunds or waivers of the time to assess any taxes have been granted or are pending.

          (c)  Versicor has withheld and paid over to the proper governmental authorities all material taxes required to have been withheld and paid over and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

          (d)  Copies of (i) any tax examinations, (ii) extensions of statutory limitations for the collection or assessment of taxes and (iii) the tax returns of Versicor in each applicable jurisdiction for the last five (5) fiscal years have been made available to Biosearch.

          (e)  There are (and as immediately following the Effective Time there will be) no material Liens on the assets of Versicor relating to or attributable to taxes, except for Liens for taxes not yet due.

          (f)    To Versicor's knowledge, there is no basis for the assertion of any claim relating to or attributable to taxes that, if adversely determined, would result in any Lien on the assets of Versicor or otherwise have a material adverse effect on Versicor.

          (g)  Versicor is not, and has been at any time, a party to a tax sharing, tax indemnity or tax allocation agreement, and Versicor has not assumed the tax liability of any other person under contract.

          (h)  Versicor's tax basis in its assets for purposes of determining its future amortization, depreciation and other United States federal income tax deductions is accurately reflected on Versicor's tax books and records, except for any variations that are immaterial in amount and significance.

          (i)    As used in this Section 3.8, "taxes" shall include all United States income, property, sales, excise and other taxes, of any nature whatsoever (whether payable directly or by withholding), together with any interest and penalties, additions to tax or additional amounts imposed with respect thereto.

        3.9    Actions and Proceedings.    Except as set forth in Schedule 3.9 of the Versicor Disclosure Schedule, there is no suit, action, investigation, audit or proceeding in any United States or foreign jurisdiction, including, without limitation, any product liability claim, pending or, to the knowledge of Versicor, threatened in writing against Versicor or its management that, individually or in the aggregate, could reasonably be expected to (a) have a material adverse effect on Versicor, (b) impair in any material respect the ability of Versicor to perform its obligations under this Agreement or (c) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Versicor having, or which is reasonably likely to have, any effect referred to in the foregoing clauses (a), (b) or (c).

        3.10    Certain Agreements.    Except as set forth on Schedule 3.10 of the Versicor Disclosure Schedule, there are no stock option, stock appreciation rights, restricted stock, stock purchase or other equity-based plan or agreement that Versicor maintains or to which Versicor is a party (collectively, the "Versicor Stock Option Plans"). Versicor is not a party to any oral Versicor Stock Option Plans. A true, correct and complete copy of each Versicor Stock Option Plan, including, without limitation, Versicor's 1995 Stock Option Plan, Versicor's 1997 Equity Incentive Plan, Versicor's 2000 Employee Stock Purchase Plan, the 2001 Plan and the 2002 Plan, has been made available to Biosearch and its counsel. Schedule 3.10 of the Versicor Disclosure Schedule sets forth a true, correct and complete list of all holders of options to purchase Versicor Common Stock ("Versicor Stock Options") or other Versicor equity-based awards, grant dates, number of shares subject to awards, vesting and exercisability schedule and exercise price. As of the date of this Agreement, Versicor is not a party to any oral or written agreement or plan, including any Versicor Stock Option Plan, any of the benefits of which will be increased, or the vesting or exercisability of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement either alone or upon the occurrence of any additional or further acts or events or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement either alone or upon the occurrence of any additional or further acts or events. No holder of any Versicor Stock Options, or shares of Versicor Common Stock granted in connection with the performance of services for Versicor, is or will be entitled to receive cash from Versicor in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement either alone or upon the occurrence of any additional or further acts or events. Versicor is not a party to any termination benefits agreement or severance agreement or employment agreement which would be triggered by the consummation of the transactions contemplated by this Agreement, except as set forth in Schedule 3.10 of the Versicor Disclosure Schedule.

        3.11    ERISA.

          (a)  Versicor has delivered to, or made available for review by, Biosearch true, correct and complete copies of all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other collective bargaining agreements or material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plans, arrangements or understandings (collectively, "Versicor Benefit Plans") currently maintained, or contributed to, or required to be maintained or contributed to, by Versicor or any other person or entity that, together with Versicor, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "Commonly Controlled Entity"), or with respect to which Versicor or any Commonly Controlled Entity has any liability, including, without limitation, all employment, termination, change in control, severance or other contracts for the benefit of any current or former employees, officers or directors of Versicor that require any material future performance by Versicor. Versicor has delivered to, or made available for review by, Biosearch true, correct and complete copies of (1) the three (3) most recent annual report on Form 5500 filed with the IRS with respect to each of its Versicor Benefit Plans (if any such report was required), including all schedules thereto, (2) the most recently prepared actuarial report for each such Versicor Benefit Plan for which such a report is required, (3) the most recent summary plan description for each such Versicor Benefit Plan for which such summary plan description is required, and all summaries of material modifications distributed since the most recent summary plan description, (4) the most recently received IRS determination letter for each such Versicor Benefit Plan for which a determination letter has been received, and (5) the most recent trust agreement (if any) and group annuity contract (if any) relating to any such Versicor Benefit Plan. Neither Versicor nor any Commonly Controlled Entity presently sponsors, maintains, contributes to, is required to contribute to, nor has Versicor or any Commonly Controlled Entity, in the past three (3) years, ever sponsored, maintained, contributed to, or been required to contribute to, any employee pension benefit plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, including, without limitation, any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 412 of the Code.

          (b)  The Versicor Benefit Plans have been administered in accordance with their respective terms in all material respects. Versicor and all such Versicor Benefit Plans are in material compliance with all applicable provisions of ERISA and the Code.

          (c)  All of the Versicor Benefit Plans intended to be qualified under Section 401(a) of the Code have been the subject of determination letters from the IRS to the effect that such Versicor Benefit Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code and no such determination letter has been revoked nor, to the knowledge of Versicor, has revocation been threatened. No Versicor Benefit Plan has been operated in any respect that reasonably could result in its disqualification or been amended since the date of its most recent determination letter or application therefor in any respect that reasonably could result in its disqualification or materially increase its costs.

          (d)  None of Versicor, any officer of Versicor or any of the Versicor Benefit Plans which are subject to ERISA, any trusts created thereunder or, to the knowledge of Versicor, any trustee or administrator thereof, has engaged in a non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Versicor or any officer of Versicor to tax or penalty under ERISA, the Code or other applicable law that is material to the business of Versicor and that has not been corrected. Neither any of such Versicor Benefit Plans nor any of such trusts has been terminated.

          (e)  Except as set forth in Schedule 3.11(e) of the Versicor Disclosure Schedule, the transactions contemplated by this Agreement, either alone or upon the occurrence of any additional or further act or event, will not result in any payment or an increase in the amount of compensation or benefits or accelerate the vesting, exercisability or timing of payment of any benefits payable to or in respect of any current or former employee, director, consultant or other independent contractor of Versicor or the beneficiary or dependent of any such person or entity.

          (f)    With respect to any of the Versicor Benefit Plans that is an employee welfare benefit plan, (i) no such Versicor Benefit Plan is funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Code, (ii) each such Versicor Benefit Plan that is a "group health plan," as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and (iii) each such Versicor Benefit Plan (including any such Versicor Benefit Plan covering retirees or other former employees) may be amended or terminated without material liability to Versicor.

          (g)  Except as disclosed in Schedule 3.11(g) of the Versicor Disclosure Schedule, Versicor has no material unfunded liabilities pursuant to any Versicor Benefit Plan that is not intended to be qualified under Section 401(a) of the Code and is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, including, without limitation, any nonqualified deferred compensation plan or an excess benefit plan.

          (h)  No amounts payable (individually or collectively) under any of the Versicor Benefit Plans, Versicor Stock Option Plans or any other contract, agreement or arrangement with respect to which Versicor may have any liability are reasonably expected to fail to be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code.

          (i)    Neither Versicor nor any of its Commonly Controlled Entities has used the services of workers provided by third party contract labor suppliers, temporary employees, "leased employees" (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that could reasonably be expected to result in the disqualification of any of the Versicor Benefit Plans or the imposition of penalties or excise taxes with respect to the Versicor Benefit Plans by the IRS, the Department of Labor, or the Pension Benefit Guaranty Corporation which could reasonably result in material liability to Versicor.

        3.12    Compliance with Applicable Laws.

          (a)  Except as disclosed in Schedule 3.12(a) of the Versicor Disclosure Schedule, Versicor has in effect all Permits necessary, under applicable laws, for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits, which lack or default individually or in the aggregate would not have a material adverse effect on Versicor. Except as set forth in Schedule 3.12(a) of the Versicor Disclosure Schedule, Versicor is not in violation of and has no liabilities, whether accrued, absolute, contingent or otherwise, under any applicable law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, relating to the operation of clinical testing laboratories, labor and employment practices, health and safety or zoning, except for violations of or liabilities under any of the foregoing which individually or in the aggregate would not have a material adverse effect on Versicor or the occurrence of the transactions contemplated by this Agreement in accordance with the terms of this Agreement. To Versicor's knowledge, there is no proceeding for the revocation, withdrawal or limitation, or threatening the revocation, withdrawal or limitation, of a Permit, nor are there any circumstances or facts that will cause the denial, limitation or revocation of any Permit for which an application has been submitted.

          (b)  Versicor is, and has been, in compliance in all material respects with all applicable Environmental Laws, except for noncompliance that individually or in the aggregate would not have a material adverse effect on Versicor. The term "Environmental Laws" as used in this Section 3.12 means any United States or other applicable law relating to: (i) emissions, discharges, releases or threatened releases of Hazardous Material (as defined below) into the environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly owned treatment works, septic systems or land; (ii) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material; (iii) protection of the environment; or (iv) employee health and safety.

          (c)  During the period of ownership or operation by Versicor of any of its current or previously owned or leased properties, there have been no violations of Environmental Laws relating to Hazardous Material, including releases in, on, under or affecting such properties or, to the knowledge of Versicor, any surrounding site, except in each case for those which individually or in the aggregate are not reasonably likely to have a material adverse effect on Versicor. To Versicor's knowledge, Versicor has not shipped any Hazardous Material to any disposal site for which it is or will be subject to any liability. As used in this Section 3.12, "Hazardous Material" means (i) hazardous materials, contaminants, constituents, medical wastes, hazardous or infectious wastes and hazardous substances as those terms are defined in the United States or other applicable laws, (ii) petroleum, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) asbestos and/or asbestos-containing material, and (v) PCBs or materials or fluids containing PCBs in excess of 50 parts per million.

          (d)  Versicor is in material compliance with the rules and regulations of the NASD. Versicor has not received any written notice that the NASD has commenced or threatened to initiate any actions to delist the Versicor Common Stock listed on the Nasdaq National Market. Versicor has provided or made available to Biosearch and its counsel copies of all material correspondence between Versicor and the NASD, other than ordinary and customary correspondence with the NASD arising at or about the time of Versicor's public offerings wherein no material issues were raised and/or are currently outstanding.

          (e)  To Versicor's knowledge, Versicor possesses FDA approval or allowance of all material investigational or marketed product applications as are currently legally required and are necessary for the conduct of its business as now being conducted, a list of which is attached hereto as Schedule 3.12(e) of the Versicor Disclosure Schedule, true, correct and complete copies of which have been provided to Biosearch by Versicor.

          (f)    Versicor is in compliance in all material respects with all (i) United States federal, state and foreign laws applicable to the research, experimentation, production, marketing and sale of pharmaceutical products to the extent such laws are applicable to it and its activities, (ii) rules and regulations of the FDA and any comparable foreign regulatory agencies to the extent such rules and regulations are applicable to it, and (iii) product applications (including INDs) has been approved by the FDA under which Versicor has produced, experimented, marketed or sold any product on or after December 31, 2000, except in each case where the failure to be in such compliance would not, individually or in the aggregate, have a material adverse effect on Versicor.

          (g)  To Versicor's knowledge, as to each drug of Versicor for which a product application has been approved by, or an IND has been filed with, the FDA, the applicant and all persons performing operations covered by the application are in compliance with the requirements of the FDCA and the implementing regulations of the FDA, respectively, and all terms and conditions of the application, except where the failure to be in such compliance would not, individually or in the aggregate, have a material adverse effect on Versicor.

          (h)  Versicor has made available to Biosearch copies of any and all correspondence received from or issued by the FDA within the last three (3) years.

          (i)    At no time has Versicor, any person on behalf of Versicor or the FDA suspended, or threatened in writing to suspend, clinical trials of any of Versicor's product candidates based upon the exposure, or potential exposure, of participants in the clinical trials to unacceptable health risks or otherwise.

          (j)    Versicor has not received any written notice that the FDA has commenced or threatened in writing to initiate (i) any action to withdraw its approval or request the recall of any product of Versicor, (ii) any action to enjoin (A) production at any facility owned or used by Versicor or any person on behalf of Versicor, or (B) any facility (including any clinical facility where testing and/or trials occur) owned or used by Versicor or any person on behalf of Versicor, (iii) the withdrawal of approval of any product application (including any IND), other than such withdrawals of approval that would not, individually or in the aggregate, have a material adverse effect on Versicor, or (iv) any material civil penalty, injunction, seizure or criminal action.

          (k)  As to each product application submitted to, but not approved by, the FDA, and not withdrawn by Versicor or, to Versicor's knowledge, applicants acting on its behalf as of the date of this Agreement, Versicor has complied in all material respects with the requirements of the FDCA and implementing FDA regulations and has provided all additional information and taken all additional action that has been deemed appropriate by Versicor in connection with such application, including, without limitation, complying with the terms of any existing product development program for any product candidate or completing clinical trials for a product candidate within the applicable time frame. Versicor has provided to Biosearch copies of (1) all submissions to the FDA regarding product approvals, and (2) all evidence of approvals, disapprovals and withdrawals of product applications.

        3.13    Intellectual Property.

          (a)  To Versicor's knowledge, except as set forth in Schedule 3.13(a) of the Versicor Disclosure Schedule, Versicor owns or has a valid right to use under applicable United States and international trademark, copyright and patent laws all Intellectual Property used in or necessary for the conduct of the business of Versicor as currently conducted (collectively, the "Versicor Intellectual Property").

          (b)  Schedule 3.13(b) of the Versicor Disclosure Schedule sets forth a true, correct and complete list of all Versicor Intellectual Property that is owned by Versicor and that constitutes United States and foreign (i) Patents, (ii) Trademark registrations (including Internet domain registrations) and applications and material unregistered Trademarks, indicating for each, the application serial number or registration number, the class of goods covered and the expiration date for each country in which a trademark has been registered, and (iii) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number), and date of issue (or date filed).

          (c)  Schedule 3.13(c) of the Versicor Disclosure Schedule sets forth a true, correct and complete list of all Versicor Intellectual Property consisting of license agreements granting any right to use or practice any rights under any Versicor Intellectual Property, whether Versicor is the licensee or licensor thereunder, and any written settlements relating to any Versicor Intellectual Property to which Versicor is a party or otherwise bound (collectively, the "Versicor License Agreements"), indicating for each the title, the parties, date executed and the Versicor Intellectual Property covered thereby. The Versicor Intellectual Property consisting of license agreements in which Versicor is the licensee, as listed in Schedule 3.13(c) of the Versicor Disclosure Schedule, constitutes all material licenses used by Versicor in connection with its business.

          (d)  Except as set forth in Schedule 3.13(d) of the Versicor Disclosure Schedule or in the ordinary course of its business, Versicor has not licensed or sublicensed their rights in any material Versicor Intellectual Property other than pursuant to the Versicor License Agreements, and no royalties, honoraria or other fees are payable by Versicor for the use of or right to use any Versicor Intellectual Property, except pursuant to the Versicor License Agreements.

          (e)  Except as set forth in Schedule 3.13(e) of the Versicor Disclosure Schedule, the Versicor Intellectual Property owned by Versicor is free and clear of all Liens, and Versicor is listed in the records of the appropriate United States, state, foreign or international agency as the sole owner of record for each application and registration listed in Schedule 3.13(b) of the Versicor Disclosure Schedule.

          (f)    Except as set forth in Schedule 3.13(f) of the Versicor Disclosure Schedule, the Versicor Intellectual Property listed on Schedule 3.13(b) of the Versicor Disclosure Schedule is valid and subsisting, in full force and effect, and has not been cancelled, expired, or abandoned. There is no pending or, to Versicor's knowledge, threatened opposition, interference or cancellation proceedings against the registrations listed on Schedule 3.13(b) of the Versicor Disclosure Schedule, or against any Versicor Intellectual Property not owned by Versicor.

          (g)  Except as set forth in Schedule 3.13(g) of the Versicor Disclosure Schedule, Versicor has not received any notice of invalidity or infringement of any rights of others with respect to the

  Versicor Intellectual Property. No person has notified Versicor that it is claiming any ownership of or right to use the Versicor Intellectual Property. No person, to the knowledge of Versicor, is infringing upon the Versicor Intellectual Property in any way, except where such use would not have, individually or in the aggregate, a material adverse effect on Versicor. To Versicor's knowledge, the use of the Versicor Intellectual Property by Versicor does not and will not conflict with, infringe upon or otherwise violate the valid rights of any third party, and no action has been instituted against or notice received by Versicor or any of its subsidiaries that are presently outstanding alleging that the use of the Versicor Intellectual Property infringes upon or otherwise violates any rights of a third party in or to such Intellectual Property. Versicor has no knowledge that the contents of any of the patents have been previously submitted to any patent office by another party or parties who have prior rights with respect to such patent or patent application.

          (h)  Except as set forth in Schedule 3.13(h) of the Versicor Disclosure Schedule, the consummation of the transactions contemplated hereby will not result in the loss or material impairment of Versicor's rights to own or use any of the Versicor Intellectual Property, nor will it require the consent of any Governmental Entity or third party in respect of any such Intellectual Property.

          (i)    Versicor has taken reasonable measures to protect the confidentiality of its Trade Secrets, including requiring its employees and independent contractors having access thereto (excepting legal counsel) to execute written confidentiality agreements. To Versicor's knowledge, there have been no breaches or alleged breaches of any such confidentiality agreements or unauthorized disclosures of said Trade Secrets.

          (j)    Except as set forth in Schedule 3.13(j) of the Versicor Disclosure Schedule, each past and present employee or contractor of Versicor has executed a written invention assignment agreement, substantially in either of the forms attached to Schedule 3.13(j) of the Versicor Disclosure Schedule (the "Versicor Invention Agreement"), pursuant to which such employee or contractor has assigned to Versicor all Intellectual Property rights arising out of the employment or contracting relationship with Versicor (the "Versicor Invention Assignment Agreements"), copies of which have been delivered by Versicor to Biosearch or its counsel.

        3.14    Agreements Regarding Employees; Labor Disputes.    Schedule 3.14 of the Versicor Disclosure Schedule summarizes the material terms of, including, without limitation, any payment obligations under, all labor union, collective bargaining and employment agreements (or agreements in the nature thereof), whether written or oral, between Versicor and its employees. Except as set forth on Schedule 3.14 of the Versicor Disclosure Schedule, (i) there is no labor strike, work stoppage or other labor dispute or unrest, pending or threatened in writing by any employee of Versicor that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Versicor, and Versicor enjoys generally good working relationships with its employees, and (ii) there are no openly asserted or overtly threatened claims made against Versicor by any employees or other individuals, or labor, administrative, social security, pension or insurance authorities, related to discrimination, harassment, wrongful termination or unpaid benefits, without limitation, that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Versicor. Versicor has committed no violations of, nor is Versicor responsible for violations of, federal immigration laws that would reasonably be expected to have a material adverse effect on Versicor. Versicor has complied in all material respects with the individual terms and conditions of employment or service agreements with respect to each of its employees (and each of its former employees and independent contractors or consultants).

        3.15    Contracts; Debt Instruments.    Except as set forth on Schedule 3.15 of the Versicor Disclosure Schedule, Versicor is not a party to or bound by (i) any "material contract" (meaning by that, any contract that requires that payments or repayments by Versicor exceeding Fifty Thousand

United States Dollars ($50,000) in the aggregate), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of Versicor is conducted, (iii) any contract the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement, (iv) any exclusive supply or purchase contracts or any exclusive requirements contracts or (v) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all contracts of the types described in clauses (i), (ii), (iii), (iv) and (v) above being referred to herein as "Versicor Material Contracts"). Versicor has delivered to Biosearch prior to the date of this Agreement, true, correct and complete copies of all Versicor Material Contracts. Each Versicor Material Contract is valid and binding on Versicor and is in full force and effect, and Versicor has in all material respects performed all obligations required to be performed by it to date under each Versicor Material Contract, except where such non-compliance, individually or in the aggregate, would not have a material adverse effect on Versicor. Versicor does not know of, or has not received notice of (x) any termination, cancellation or revocation with respect to, or (y) any violation or default under (nor, to the knowledge of Versicor, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Versicor Material Contract.

        3.16    Financial Advisors.

          (a)  Versicor has received the written opinion of Lehman Brothers Inc., with its principal place of business at 745 7th Avenue, 24thFloor, New York, New York 10019, dated the date of this Agreement, to the effect that, as of such date, the consideration to be paid by Versicor in the Merger is fair to Versicor and the stockholders of Versicor from a financial point of view, and Versicor's Board of Directors has accepted such opinion. A copy of such signed opinion has been delivered to Biosearch and its counsel.

          (b)  Neither Versicor nor any of its officers, directors or employees has employed any broker or finder (other than Lehman Brothers Inc.) or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Versicor in connection with this Agreement or the transactions contemplated hereby.

        3.17    Title to Properties.    Schedule 3.17 of the Versicor Disclosure Schedule lists all real property interests owned by Versicor and all real property leases to which Versicor is a party, and each amendment thereto, that are in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms and there is not, under any of the leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim against Versicor. Versicor has good and marketable title to, or valid leasehold interests in, all their material properties and assets, except where such failure, individually or in the aggregate, would not have a material adverse effect on Versicor.

        3.18    Insurance.    Versicor is, and at all times since its initial public offering has been, insured with reputable insurers against all risks normally insured against by companies in similar lines of business, and all of the insurance policies and bonds maintained by Versicor are in full force and effect. At no time has Versicor been unable to obtain, or been denied, product liability or other insurance. Schedule 3.18 of the Versicor Disclosure Schedule contains a list of all insurance policies currently held by Versicor and contains a listing of all open workers compensation and general liability claims as of December 31, 2001. These claims, individually or in the aggregate, would not have a material adverse effect on Versicor. To the knowledge of Versicor, all necessary notifications of claims have been made to its insurance carriers.

        3.19    Third Party Reimbursement Policies.    Versicor is in material compliance with all applicable United States and other foreign laws and regulations governing reimbursement for the purchase of pharmaceutical products. Schedule 3.19 of the Versicor Disclosure Schedule discloses all material reimbursement policies applicable to any of Versicor's products, together with a list of all existing agreements between Versicor and any government health authorities or private health insurers and/or other organizations. Versicor has not received any indication from any public health service or private health insurer that a satisfactory reimbursement policy will not be made available to Versicor for any of its products.

        3.20    Rights Plan.    Versicor has taken all action so that (i) no shareholder of Biosearch shall be an "Acquiring Person" as a result of the transactions contemplated hereby, and (ii) the entering into this Agreement and the consummation of the Merger and the other transactions contemplated hereby will not result in the grant of any rights to any person under the Rights Plan or enable or require the Preferred Stock Purchase Rights to be exercised, distributed or triggered.

        3.21    Insider Interests.    Except as described in Schedule 3.21 of the Versicor Disclosure Schedule, no Versicor Significant Stockholder or member of the Board of Directors of Versicor: (a) has any interest in any assets or property (whether real or personal, tangible or intangible) of or used in the business of Versicor or any subsidiary of Versicor (other than as an owner of outstanding securities of Versicor), (b) has any direct or indirect interest of any nature whatever in any person or business which competes with, conducts any business similar to, has any arrangement or agreement (including arrangements regarding the shared use of personnel or facilities) with (whether as a customer or supplier or otherwise), or is involved in any way with, Versicor, or (c) is indebted or otherwise obligated to Versicor. Versicor is not indebted or otherwise obligated to any such person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance. As of the date hereof, to the knowledge of Versicor there are no losses, claims, damages, costs, expenses, liabilities or judgments which would entitle any director, officer or employee of Versicor to indemnification by Versicor under applicable law, the Certificate of Incorporation or Bylaws of Versicor or any insurance policy maintained by Versicor.

        3.22    Voting Requirements.    The affirmative vote of the holders of a majority of the outstanding shares of Versicor Common Stock are the only votes of the holders of any class or series of Versicor's capital stock necessary to approve the Merger, this Agreement and the transactions contemplated by this Agreement; provided, that, the issuance of shares of Versicor Common Stock as Merger Consideration pursuant to this Agreement and the transactions contemplated hereby must be approved by a majority of the votes cast in person or by proxy at the Versicor Stockholders' Meeting.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

        4.1    Conduct of Business by Biosearch.    During the period from the date of this Agreement to the Effective Time, Biosearch shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time or until the earlier termination of this Agreement pursuant to its terms, Biosearch shall not, and shall not permit any of its subsidiaries to, except (i) as contemplated by this Agreement, or (ii) with the prior written consent of Versicor:

          (a)  (i) declare, set aside or pay (whether in cash, stock, property or otherwise) any dividends on, or make any other distributions in respect of, any of its capital stock or other securities (whether voting or otherwise), other than dividends and distributions by any direct or indirect wholly-owned subsidiary of Biosearch to Biosearch, (ii) split, combine or reclassify any of its capital stock or other securities (whether voting or otherwise) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities (whether voting or otherwise), or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities (whether voting or otherwise) of Biosearch or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (b)  other than (1) the issuance of Biosearch Ordinary Shares upon the exercise of Biosearch Stock Options outstanding on the date of this Agreement in accordance with their present terms, or (2) the issuance of Biosearch Stock Options under the Biosearch Stock Option Plan in the ordinary course of business generally consistent with past practice, (i) issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, grant, sale, award, pledge or other encumbrance (including limitations in voting rights) or authorization of, any shares of its capital stock, any securities (whether voting or otherwise) or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, (ii) amend or otherwise modify the terms of any such rights, warrants or options (except as expressly contemplated by this Agreement), or (iii) accelerate the vesting of any of the Biosearch Stock Options;

          (c)  amend its Articles of Association, Bylaws or other comparable charter or organizational documents (or the comparable organizational documents of any of its subsidiaries);

          (d)  acquire or agree to acquire (for cash or shares of stock or otherwise) (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof, or (ii) any assets other than in connection with purchases of inventory, fixtures, furniture and equipment in the ordinary course of business consistent with past practice, provided, however, that in no event shall purchase orders for receipt of merchandise after July 31, 2002 be made without the prior written consent of Versicor;

          (e)  enter into or commit to enter into any lease with a lease commencement date on or after July 31, 2002;

          (f)    mortgage or otherwise encumber or subject to any Lien, or sell, lease, exchange or otherwise dispose of any of, its properties or assets, except for sales of its properties or assets in the ordinary course of business consistent with past practice;

          (g)  (i) incur any indebtedness for borrowed money except in the ordinary course of business consistent with past practices or pursuant to the terms of existing loans, or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Biosearch or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to Biosearch or any direct or indirect wholly owned subsidiary of Biosearch;

          (h)  make or agree to make any new capital expenditures which individually exceed US$250,000 or which in the aggregate exceed US$1,000,000, except for leasehold improvements, furniture and fixtures in the ordinary course of business consistent with past practice;

          (i)    make or rescind any express or deemed material election relating to taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its income tax returns for any taxable year, except as may be required by applicable law;

          (j)    pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated Biosearch Financial Statements (or the notes thereto) or incurred in the ordinary course of business consistent with past practice;

          (k)  except in the ordinary course of business consistent with past practice, or as otherwise required by applicable law or by the terms of any Plan, (i) increase the rate or terms of compensation payable or to become payable generally to any of Biosearch's or any of its subsidiaries' directors, officers or employees other than usual and customary increases to non-management employees and except as permitted or contemplated by employment agreements, (ii) pay or agree to pay any pension, retirement allowance, severance, continuation or termination benefit or other employee benefit not provided for by any existing pension plan, Benefit Plan or employment agreement described on Schedule 2.11 of the Biosearch Disclosure Schedule, or (iii) establish, adopt or commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any employee plan or benefit arrangement, or amend or modify or increase the rate or benefits under or take any action to accelerate the rights or benefits under any collective bargaining agreement or any employee benefit plan, agreement or arrangement, including any Biosearch Stock Option Plan or any other Biosearch Benefit Plan;

          (l)    except in the ordinary course of business consistent with past practice and on reasonable terms, or as set forth on Schedule 4.1(l) of the Biosearch Disclosure Schedule, modify, amend, renew, fail to renew or terminate any material contract or agreement to which Biosearch or any subsidiary is a party or waive, release or assign any material rights or claims;

          (m)  change fiscal years;

          (n)  take any material actions or make any material management decisions with respect to the conduct of Biosearch's business;

          (o)  take any action in furtherance of relinquishing any of Biosearch's Intellectual Property Rights (including, without limitation, responding to any office or related action with any patent and trademark office or the equivalent thereof); or

          (p)  authorize any of, or commit or agree to take any of, the foregoing actions.

        4.2    Conduct of Business by Versicor.    During the period from the date of this Agreement to the Effective Time, Versicor shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time or until the earlier termination of this Agreement pursuant to its terms, Versicor shall not, except (i) as contemplated by this Agreement or (ii) with the prior written consent of Biosearch:

          (a)  (i) declare, set aside or pay (whether in cash, stock, property or otherwise) any dividends on, or make any other distributions in respect of, any of its capital stock or other securities (whether voting or otherwise), (ii) split, combine or reclassify any of its capital stock or other securities (whether voting or otherwise) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities (whether voting or otherwise) or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities (whether voting or otherwise) of Versicor or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (b)  other than (1) as described in Schedule 4.2(b) of the Versicor Disclosure Schedule, (2) the issuance of Versicor Common Stock upon the exercise of Versicor Stock Options outstanding on the date of this Agreement in accordance with their present terms or in accordance with the terms of any employment agreements existing on the date of this Agreement or entered into in the ordinary course of business generally consistent with past practice, (3) the issuance of Versicor Stock Options under the Versicor Stock Option Plans of Versicor in the ordinary course of business generally consistent with past practice, or (4) pursuant to this Agreement, (i) issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, grant, sale, award, pledge or other encumbrance (including limitations in voting rights) or authorization of, any shares of its capital stock, any other securities (whether voting or otherwise) or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, (ii) amend or otherwise modify the terms of any such rights, warrants or options, or (iii) accelerate the vesting of any of outstanding Versicor Stock Options;

          (c)  amend its Certificate of Incorporation, Bylaws or other comparable charter or organizational documents;

          (d)  acquire or agree to acquire (for cash or shares of stock or otherwise) (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof, or (ii) any assets other than in connection with purchases of inventory, fixtures, furniture and equipment in the ordinary course of business consistent with past practice, provided, however, that in no event shall purchase orders for receipt of merchandise after July 31, 2002, be made without the prior written consent of Biosearch;

          (e)  enter into or commit to enter into any lease with a lease commencement date on or after July 31, 2002;

          (f)    mortgage or otherwise encumber or subject to any Lien, or sell, lease, exchange or otherwise dispose of any of, its properties or assets, except for sales of its properties or assets in the ordinary course of business consistent with past practice;

          (g)  (i) incur any indebtedness for borrowed money except in the ordinary course of business consistent with past practices or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Versicor, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (ii) make any loans, advances or capital contributions to, or investments in, any other person;

          (h)  make or agree to make any new capital expenditures which individually exceed US$250,000 or which in the aggregate exceed US$1,000,000, except for leasehold improvements, furniture and fixtures in the ordinary course of business consistent with past practice;

          (i)    make or rescind any express or deemed material election relating to taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its income tax returns for any taxable year, except as may be required by applicable law;

          (j)    pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated Versicor Financial Statements (or the notes thereto) or incurred in the ordinary course of business consistent with past practice;

          (k)  except in the ordinary course of business consistent with past practice, or as otherwise required by applicable law or by the terms of any Plan, (i) increase the rate or terms of compensation payable or to become payable generally to any of Versicor's directors, officers or employees other than usual, customary or previously-agreed to increases to non-management employees, (ii) pay or agree to pay any pension, retirement allowance, severance, continuation or termination benefit or other employee benefit not provided for by any existing pension plan, Benefit Plan or employment agreement described in the Versicor SEC Documents filed prior to the date of this Agreement and publicly available, or (iii) except as pursuant to this Agreement and the transactions contemplated thereby, establish, adopt or commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any employee plan or benefit arrangement, or amend or modify or increase the rate or benefits under or take any action to accelerate the rights or benefits under any collective bargaining agreement or any employee benefit plan, agreement or arrangement, including any Versicor Benefit Plan;

          (l)    except in the ordinary course of business consistent with past practice and on reasonable terms, or as set forth on Schedule 4.2(l) of the Versicor Disclosure Schedule, modify, amend, renew, fail to renew or terminate any material contract or agreement to which Versicor is a party or waive, release or assign any material rights or claims;

          (m)  change fiscal years;

          (n)  take any material actions or make any material management decisions with respect to the conduct of Versicor's business;

          (o)  take any action in furtherance of relinquishing any of Versicor's Intellectual Property Rights (including, without limitation, responding to any office or related action with any patent and trademark office or the equivalent thereof); or

          (p)  authorize any of, or commit or agree to take any of, the foregoing actions.

        4.3    No Solicitation by Versicor.

          (a)  Versicor shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal the consummation of which would constitute an Alternative Transaction (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding any Alternative Transaction; provided, however, that if, at any time prior to the Versicor Stockholder Approval, the Board of Directors of Versicor determines in good faith, after receipt of advice from outside counsel, that the failure to provide such information or participate in such negotiations or discussions would result in a reasonable possibility that the Board of Directors of Versicor would breach its fiduciary duties to Versicor's stockholders under applicable law, Versicor may, in response to any such proposal that was not solicited by it or which did not otherwise result from a breach of this Section 4.3(a), and subject to compliance with Section 4.3(c) hereof, (x) furnish information with respect to Versicor to any person pursuant to a customary confidentiality agreement containing terms as to confidentiality no less restrictive than the Confidentiality Agreement dated May 3, 2001 entered into between Biosearch and Versicor (the "Confidentiality Agreement"), and (y) participate in negotiations regarding such proposal. For purposes of this Agreement "Alternative Transaction" means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than Versicor and other than Biosearch and its subsidiaries (a "Third Party") acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding shares of Biosearch or Versicor, as the case may be, whether from Biosearch or Versicor or pursuant to a tender offer or exchange offer or otherwise, (ii) any acquisition or proposed acquisition of Biosearch or any of its significant subsidiaries or Versicor, as the case may be, by a merger or other business combination (including any so called "merger of equals" and whether or not Biosearch or any of its significant subsidiaries or Versicor, as the case may be, is the entity surviving any such merger or business combination), or (iii) any other transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of Biosearch or Versicor, as the case may be, and any entity surviving any merger or combination including any of them) of Biosearch or any of its subsidiaries or Versicor, as the case may be, for consideration equal to 20% or more of the fair market value of all of the outstanding shares of Biosearch Ordinary Shares or all of the outstanding shares of Versicor Common Stock, as the case may be, on the date prior to the date hereof.

          (b)  Neither the Board of Directors of Versicor nor any committee thereof shall (i) except as expressly permitted by this Section 4.3, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Biosearch, the approval or recommendation by such Board of Directors or such committee of the Merger, or this Agreement, or the issuance of Versicor Common Stock in connection with the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction, or (iii) cause Versicor to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Versicor Acquisition Agreement") related to any Alternative Transaction. Notwithstanding the foregoing, in the event that prior to the Versicor Stockholder Approval the Board of Directors of Versicor determines in good faith, after it has received a Versicor Superior Proposal (as defined below) and after receipt of advice from outside counsel, that the failure to take any of the actions described in clauses (i), (ii) and (iii) above would result in a reasonable possibility that the Board of Directors of Versicor would breach its fiduciary duties to Versicor's stockholders under applicable law, the Board of Directors of Versicor may (subject to this and the following sentences) inform Versicor stockholders that it no longer believes that the Merger or this Agreement is advisable and no longer recommends approval (a "Versicor Subsequent Determination"), but only at a time that is after the seventh business day following Biosearch's receipt of written notice advising Biosearch that the Board of Directors of Versicor has received a Versicor Superior Proposal, specifying the material terms and conditions of such Versicor Superior Proposal, identifying the person making such Versicor Superior Proposal and stating that it intends to make a Versicor Subsequent Determination. After providing such notice, Versicor shall provide a reasonable opportunity to Biosearch to make such adjustments in the terms and conditions of this Agreement as would enable Versicor to proceed with its recommendation to stockholders without making a Versicor Subsequent Determination; provided, however, that any such adjustments shall be at the discretion of the parties at such time. For purposes of this Agreement, a "Versicor Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into an Alternative Transaction on terms which the Board of Directors of Versicor determines in its good faith judgment (based on the advice of an independent financial advisor of internationally recognized reputation) to be more favorable to Versicor's stockholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of Versicor, after obtaining advice from the independent financial advisor of internationally recognized reputation, the third party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Biosearch in response to such Alternative Transaction). Notwithstanding any other provision of this Agreement, Versicor shall submit this Agreement to its stockholders whether or not the Board of Directors of Versicor makes a Versicor Subsequent Determination.

          (c)  In addition to the obligations of Versicor set forth in paragraphs (a) and (b) of this Section 4.3, Versicor shall promptly advise Biosearch orally and in writing of any request for information or of any proposal in connection with an Alternative Transaction, the material terms and conditions of such request or proposal and the identity of the person making such request or proposal. Versicor will keep Biosearch reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis.

          (d)  Nothing contained in this Section 4.3 shall prohibit Versicor from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or (ii) making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of Versicor, after receipt of advice from outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to holders of Versicor's securities under applicable law; provided, however, that Versicor agrees to provide Biosearch with a copy of such disclosure prior to such disclosure.

        4.4    No Solicitation by Biosearch.

          (a)  Biosearch shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal the consummation of which would constitute an Alternative Transaction, or (ii) participate in any discussions or negotiations regarding any Alternative Transaction; provided, however, that if, at any time prior to the Biosearch Shareholder Approval, the Board of Directors of Biosearch determines in good faith, after receipt of advice from outside counsel, that the failure to provide such information or participate in such negotiations or discussions would result in a reasonable possibility that the Board of Directors of Biosearch would breach its fiduciary duties to Biosearch's shareholders under applicable law, Biosearch may, in response to any such proposal that was not solicited by it or that did not otherwise result from a breach of this Section 4.4(a), and subject to compliance with Section 4.4(c) hereof, (x) furnish information with respect to Biosearch and its subsidiaries to any person pursuant to a customary confidentiality agreement containing terms as to confidentiality no less restrictive than the terms of the Confidentiality Agreement, and (y) participate in negotiations regarding such proposal.

          (b)  Neither the Board of Directors of Biosearch nor any committee thereof shall (i) except as expressly permitted by this Section 4.4, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Versicor, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction, or (iii) cause Biosearch to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Biosearch Acquisition Agreement") related to any Alternative Transaction. Notwithstanding the foregoing, in the event that prior to the Biosearch Shareholder Approval the Board of Directors of Biosearch determines in good faith, after it has received a Biosearch Superior Proposal (as defined below) and after receipt of advice from outside counsel, that the failure to do so would result in a reasonable possibility that the Board of Directors of Biosearch would breach its fiduciary duties to Biosearch's shareholders under applicable law, the Board of Directors of Biosearch may (subject to this and the following sentences) inform Biosearch shareholders that it no longer believes that the Merger or this Agreement is advisable and no longer recommends approval (a "Biosearch Subsequent Determination"), but only at a time that is after the seventh business day following Versicor's receipt of written notice advising Versicor that the Board of Directors of Biosearch has received a Biosearch Superior Proposal specifying the material terms and conditions of such Superior Proposal, identifying the person making such Biosearch Superior Proposal and stating that it intends to make a Biosearch Subsequent Determination. After providing such notice, Biosearch shall provide a reasonable opportunity to Versicor to make such adjustments in the terms and conditions of this Agreement as would enable Biosearch to proceed with its recommendation to shareholders without making a Biosearch Subsequent Determination; provided, however, that any such adjustments shall be at the discretion of the parties at such time. For purposes of this Agreement, a "Biosearch Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into an Alternative Transaction which the Board of Directors of Biosearch determines in its good faith judgment (based on the advice of an independent financial advisor of internationally recognized reputation) to be more favorable to Biosearch's shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of Biosearch, after obtaining advice from the independent financial advisor of internationally recognized reputation, the third party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Versicor in response to such Alternative Transaction). Notwithstanding any other provision of this Agreement, Biosearch shall submit this Agreement to its stockholders whether or not the Board of Directors of Biosearch makes a Biosearch Subsequent Determination.

          (c)  In addition to the obligations of Biosearch set forth in paragraphs (a) and (b) of this Section 4.4, Biosearch shall promptly advise Versicor orally and in writing of any request for information or of any proposal in connection with an Alternative Transaction, the material terms and conditions of such request or proposal and the identity of the person making such request or proposal. Biosearch will keep Versicor reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis.

          (d)  Nothing contained in this Section 4.4 shall prohibit Biosearch from making any disclosure to its shareholders in accordance with the applicable provisions of Italian Law if, in the good faith judgment of the Board of Directors of Biosearch, after receipt of advice from outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to Biosearch's shareholders under applicable law; provided, however, that Biosearch shall provide a copy of such disclosure to Versicor prior to such disclosure.

        4.5    Other Actions.    Neither Biosearch nor Versicor shall, nor shall Biosearch permit any of its subsidiaries to, take any action that would result in (a) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, incorrect or incomplete or (b) any of such representations and warranties that are not so qualified becoming untrue, incorrect or incomplete in any material respect.

ARTICLE V
ADDITIONAL AGREEMENTS

        5.1    Preparation of Proxy Statement, Registration Statement, Information Document and Listing Particulars; Shareholders' and Stockholders' Meetings.

          (a)  As promptly as practicable after the execution of this Agreement, (i) Versicor shall prepare and file with the SEC a proxy statement relating to the meeting of the Versicor's stockholders to obtain the Versicor Stockholder Approval (together with any amendments thereof or supplements thereto, the "Proxy Statement"), and (ii) Versicor shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement"), in which the Proxy Statement shall be included as part of the prospectus, in connection with the registration under the Securities Act of the shares of Versicor Common Stock to be issued to the holders of Biosearch Ordinary Shares pursuant to the Merger. Each of Versicor and Biosearch shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Versicor Common Stock pursuant to the Merger. As promptly as practicable after the execution of this Agreement, in accordance with applicable rules and regulations of CONSOB and the Borsa Italiana, (y) Biosearch shall prepare and file with the Borsa Italiana and make available at Biosearch's registered office in Milan, Italy, an information document relating to the Biosearch Shareholders' Meeting (together with any amendments thereof or supplements thereto, the "Information Document"), and (z) Versicor shall prepare (with the cooperation of Biosearch) and file with the CONSOB a listing application (the "Listing Particulars") for the listing of the shares of Versicor Common Stock on the Nuovo Mercato. Each of Versicor and Biosearch shall furnish all information concerning itself to the other as the other may reasonably request in connection with such actions and the preparation of the Information Document, Proxy Statement, Registration Statement and Listing Particulars, provided that neither party shall use any such information without the prior consent of the other party or if doing so would violate or cause a violation of United States or Italian securities laws. Biosearch authorizes Versicor to utilize in the Registration Statement and in all such state filed materials, the information concerning Biosearch and its subsidiaries provided to Versicor in connection with, or contained in, the Proxy Statement. Versicor will promptly advise Biosearch when the Registration Statement has become effective and of any supplements or amendments thereto, and Biosearch shall not distribute any written material that would constitute, as advised by counsel to Biosearch, a "prospectus" relating to the Merger or the Versicor Common Stock within the meaning of the Securities Act or any applicable state securities law without the prior written consent of Versicor. As promptly as practicable after the Registration Statement shall have become effective, Versicor shall mail the Proxy Statement to its stockholders.

          (b)  Versicor agrees promptly to advise Biosearch if at any time prior to the Biosearch Shareholders' Meeting any information provided by it in the Information Document is or becomes untrue, incorrect or incomplete in any material respect and to provide Biosearch with the information needed to correct such inaccuracy or omission. Versicor will furnish Biosearch with such supplemental information as may be necessary in order to cause the Information Document, insofar as it relates to Versicor, to comply with applicable law after Biosearch files such document with the CONSOB and/or the Borsa Italiana and makes such documents available at its principal offices in Milan.

          (c)  Biosearch agrees promptly to advise Versicor if at any time prior to the Versicor Stockholders' Meeting any information provided by it in the Proxy Statement is or becomes untrue, incorrect or incomplete in any material respect and to provide Versicor with the information needed to correct such inaccuracy or omission. Biosearch will furnish Versicor with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Biosearch and its subsidiaries, to comply with applicable law after the mailing thereof to stockholders of Versicor.

          (d)  As soon as practicable following the date of this Agreement in accordance with all applicable rules and regulations of the SEC, the CONSOB and the Borsa Italiana and DGCL and Italian Law, each of Biosearch and Versicor shall call and hold a meeting of its respective shareholders and stockholders (the "Biosearch Shareholders' Meeting" and the "Versicor Stockholders' Meeting", respectively), for the purpose of obtaining Biosearch Shareholder Approval and the Versicor Stockholder Approval, respectively. Versicor shall use reasonable efforts to obtain the Versicor Stockholder Approval, and through its Board of Directors, shall (subject to Section 4.3) recommend to its stockholders the obtaining of the Versicor Stockholder Approval. Biosearch shall use reasonable efforts to obtain the Biosearch Shareholder Approval, and through its Board of Directors, shall (subject to Section 4.4) recommend to its shareholders the obtaining of the Biosearch Shareholder Approval. At the Versicor Stockholders' Meeting, all of the shares of Versicor Common Stock then owned by Biosearch or any of Biosearch's subsidiaries shall be voted in favor of the Merger.

          (e)  Each of Biosearch's and Versicor's obligations under this Section 5.1 shall at all times remain subject to the provisions of Sections 4.3(b) and 4.4(b) hereof, respectively, in the event that under the circumstances described therein, the Board of Directors of Biosearch shall have made a Biosearch Subsequent Determination or the Board of Versicor shall have made a Versicor Subsequent Determination, as the case may be.

        5.2    Access to Information; Regulatory Communications.

          (a)  Versicor and Biosearch shall, and Biosearch shall cause its subsidiaries to, afford the other party, and the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access, by giving one (1) day prior notice, during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, Versicor and Biosearch shall, and Biosearch shall cause each of its subsidiaries to, furnish promptly to the other party, (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of United States federal or state or Italian securities laws, and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of Biosearch and Versicor will hold, and will cause its respective officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any confidential information in accordance with the Confidentiality Agreement.

          (b)  Versicor and Biosearch shall notify and consult with each other promptly (i) after receipt of a material communication from any Regulatory Agency and before giving any material submission to such Regulatory Agency, and (ii) prior to making any material change to a study protocol, the addition of new trials, or a material change to the development timeline for any of its product candidates or programs; provided, however, that in the event either Versicor or Biosearch (x) is orally contacted by a Regulatory Agency, and (y) has made a good faith effort to include representatives of the other party in such discussion without success, then Versicor or Biosearch, as appropriate, shall be allowed to participate in such discussions without the other party and shall promptly inform the other party of the content of such discussions.

        5.3    Reasonable Efforts; Notification.

          (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the making of all necessary registrations and filings (including filings with Governmental Entities and Regulatory Agencies, if any), (ii) the obtaining of all necessary actions, consents, approvals or waivers from Governmental Entities, Regulatory Agencies and other third parties, (iii) the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity or Regulatory Agency, (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, (v) the defending of any lawsuits or other legal proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby or thereby, including the using of all reasonable efforts necessary to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby, (vi) the using of all reasonable efforts to fulfill all conditions to the obligations of Versicor or Biosearch pursuant to this Agreement, and (vii) the using of all reasonable efforts to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order, the entry, enactment or promulgation thereof, as the case may be; provided, however, neither Versicor nor Biosearch shall be obligated to take any action pursuant to the foregoing if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely to be materially burdensome to Versicor or Biosearch and their respective subsidiaries taken as a whole or to impact in a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger. In connection with and without limiting the foregoing, Versicor and Biosearch and members of their respective Boards of Directors shall (1) grant such approvals and take all such other actions as may be necessary so that no United States state or Italian takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement, and (2) if any United States state or Italian takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, grant such approvals and take all such other actions as may be necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise to eliminate or minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

          (b)  Biosearch shall give prompt written notice to Versicor, and Versicor shall give prompt written notice to Biosearch, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue, incorrect or incomplete in any respect or any such representation or warranty that is not so qualified becoming untrue, incorrect or incomplete in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or (iii) the occurrence of any change or event having, or which insofar as can reasonably be foreseen, individually or in the aggregate, a material adverse effect on Biosearch or

  Versicor, as the case may be; provided, however, that no such notification shall (1) affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (2) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        5.4    Termination and Replacement or Assumption of Biosearch Stock Option Plan and Biosearch Stock Options.

          (a)  Biosearch shall use reasonable efforts to obtain from each holder of Biosearch Stock Options such holder's written consent to the termination of Biosearch Stock Options at the Effective Time in return for replacement Versicor stock options pursuant to this Section 5.4(a). The Biosearch Stock Options held by each such person who so consents at or prior to the Effective Time shall terminate upon the Effective Time. At the Effective Time, Versicor shall issue to each holder of Biosearch Stock Options that are so terminated options to purchase Versicor Common Stock. The terms of such options to purchase Versicor Common Stock shall be as follows: (i) such options shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Versicor Common Stock equal to the product of the number of Biosearch Ordinary Shares that were issuable upon exercise of the corresponding terminated Biosearch Stock Option immediately prior to the Effective Time multiplied by 1.77 (the "Option Exchange Ratio"), rounded down to the nearest whole number of shares of Versicor Common Stock; (ii) the per share exercise price for the shares of Versicor Common Stock issuable upon exercise of such options shall equal the average of the closing prices for a share of Versicor Common Stock on the Nasdaq National Market for each trading day during the one-month period immediately preceding the Effective Time; (iii) the optionees may be required to confirm as a condition of their option grants that they waive any and all rights with respect to their Biosearch Stock Options and any action for damages, repayments or otherwise with respect to the termination of such Biosearch Stock Options, such waiver to be effective as of the Effective Time; (iv) such options shall vest, subject in each case to the former Biosearch Stock Option holder's continued employment by, continued independent contractor relationship with or continued provisions of services to Versicor or one of its subsidiaries through the respective vesting date, in installments in accordance with a four-year vesting schedule commencing at the Effective Time with a one-year cliff (i.e., one-year holding period); and (v) such options shall be granted under the 2002 Plan (or, in the discretion of the Versicor Board of Directors, the 2001 Plan) and shall otherwise be subject to the terms and conditions of such plan and written option agreements to be entered into to evidence the option grants (such option agreements to be in substantially the same form as the form of option agreement attached hereto as Exhibit I), subject to applicable laws of the United States of America and any other applicable laws.

          (b)  At the Effective Time, Versicor shall assume each Biosearch Stock Option outstanding immediately before the Effective Time for which the holder has not consented, at or prior to the Effective Time, to the termination and replacement of such option pursuant to Section 5.4(a) hereof. Each Biosearch Stock Option that is so assumed shall continue in accordance with its terms, except that the following adjustments shall automatically be made at the Effective Time: (i) the option shall constitute an option to acquire shares of Versicor Common Stock as opposed to Biosearch Ordinary Shares; (ii) the number of shares of Versicor Common Stock subject to the option shall equal the product of the number of Biosearch Ordinary Shares that were issuable upon exercise of such Biosearch Stock Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number; and (iii) the per share exercise price for the shares of Versicor Common Stock issuable upon exercise of the option shall equal the result obtained by dividing the per share exercise price of the Biosearch Stock Option immediately prior to the Effective Time by the Option Exchange Ratio, and converting such amount into United States Dollars based on the applicable exchange rate published in the Wall

  Street Journal on the latest practicable date prior to the Effective Time and rounding up to the nearest whole cent.

          (c)  Versicor shall take such actions as are reasonable or appropriate to effectuate the provisions of Sections 5.4(a) and (b) hereof, including the reservation, issuance and listing of the shares of Versicor Common Stock that are subject to (or will become subject to, as the case may be) the options referred to in those sections. Versicor shall exercise reasonable efforts to file a registration statement on Form S-8 (or any successor form) for the shares of Versicor Common Stock issuable (i) with respect to the options to purchase Versicor Common Stock issued in respect of former Biosearch Stock Options pursuant to Section 5.4(a) hereof, and (ii) with respect to the former Biosearch Stock Options which do not terminate at the Effective Time, but are assumed and converted into options to acquire Versicor Common Stock pursuant to Section 5.4(b) hereof to the extent Form S-8 (or any successor form) is available as soon as reasonably practicable after the Effective Time, and shall use reasonable efforts to maintain such registration statement on Form S-8 (or any successor form) thereafter for so long as any of such options are outstanding.

          (d)  Biosearch shall take such actions prior to the Effective Time as are reasonable or appropriate to effect the provisions of Section 5.4(b) hereof, including, without limitation, (i) taking such actions as may be required to confirm that the Versicor Board of Directors shall, effective as of the Effective Time, become the administrator of the Biosearch Option Plan and the outstanding Biosearch Stock Options and shall have any and all amendment authority with respect thereto, and (ii) adopting such amendments and obtaining such consents as may be required to effect the assumptions and adjustments of Biosearch Stock Options contemplated by Section 5.4(b) hereof.

          (e)  Versicor, Biosearch and the Surviving Corporation shall take all such steps as may be reasonably required to cause the transactions contemplated by this Section 5.4 and any other dispositions of equity securities of Biosearch (including, without limitation, derivative securities) or acquisitions of Versicor equity securities (including, without limitation, derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of Biosearch, or (ii) at the Effective Time, shall become a director or officer of a Surviving Corporation, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with that certain SEC No Action Letter [1999 Transfer Binder] Fed. Sec. L. Rep. (CCH) 77,515 (Jan. 12, 1999).

        5.5    Conveyance Taxes.    Versicor and Biosearch shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time. All of such taxes and expenses shall be borne equally by Versicor and Biosearch.

        5.6    Indemnification, Exculpation and Insurance.

          (a)  (i) The Certificate of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in Versicor's Certificate of Incorporation on the date of this Agreement, and (ii) the Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Bylaws attached hereto as Exhibit K-2, which provisions mentioned under clause (i) and (ii) above shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Biosearch, unless such modification is required by law.

          (b)  For six years from the Effective Time, the Surviving Corporation shall maintain in effect directors' and officers' liability insurance covering Biosearch's directors and managers set forth on Schedule 5.6(b) attached hereto (the "Covered Biosearch Directors and Managers") and those persons who are currently covered by Versicor's directors' and officers' liability insurance policies (copies of which have been heretofore delivered to Biosearch) on terms no less favorable than the terms of such current insurance coverage; provided, however, that in lieu of the purchase of such insurance by the Surviving Corporation, Versicor, with Biosearch's written consent, may purchase a six-year extended reporting period endorsement ("reporting tail coverage") under its existing Directors' and Officers' liability insurance coverage.

          (c)  If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, reasonable efforts shall be taken so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.6.

        5.7    Letters of Accountants.    Biosearch shall use its reasonable efforts to cause to be delivered to Versicor "comfort" letters from PricewaterhouseCoopers S.p.A., Biosearch's independent public accountants, in connection with the financial information of Biosearch to be included in the Registration Statement, dated and delivered on the date on which the Registration Statement shall become effective and the Closing Date, each addressed to Versicor, in form and substance reasonably satisfactory to Versicor and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement. Versicor shall use reasonable efforts to cause to be delivered to Biosearch "comfort" letters from PricewaterhouseCoopers LLP, Versicor's independent public accountants, in connection with the financial information of Versicor to be included in the Information Document, dated and delivered on the date on which the Information Statement shall become effective and the Closing Date, each addressed to Biosearch, in form and substance reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

        5.8    Fees and Expenses.    Except as set forth in this Section 5.8 and in Section 7.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that those expenses incurred in connection with preparation and printing of the Proxy Statement, Registration Statement, Information Document and Listing Particulars, as well as the filing fee relating to the Proxy Statement and Registration Statement paid to the SEC and the premerger notification and report form filed by Versicor or Biosearch, if any, under HSR Act, will be shared equally by Versicor and Biosearch.

        5.9    Public Announcements.    Versicor, on the one hand, and Biosearch, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement (including the Merger), including, without limitation, those press releases that may be required by applicable law, court process or by obligations pursuant to any listing agreement with any United States or Italian securities exchange (but excluding that certain Public Announcement substantially in the form attached hereto as Exhibit J) in accordance with Recital I of this Agreement; provided, however, that Versicor shall not make any disclosure without the prior consent of Biosearch if doing so would violate or cause a violation of Italian securities laws for Biosearch, and Biosearch shall not make any disclosure without the prior written consent of Versicor if doing so would violate or cause a violation of United States federal or state securities laws for Versicor.

        5.10    Resignation of Versicor Directors and Officers.    Versicor shall use its reasonable efforts to cause its officers and directors which will not be officers and directors of the Surviving Corporation pursuant to Section 1.6 hereof to resign their positions as such effective as of the Effective Time, and shall cause the officers and directors of the Surviving Corporation, as specified on Schedule 1.6(a) attached hereto, to be appointed as such as of the Effective Time. Biosearch shall use its reasonable efforts to cause its officers and directors that will not be officers and directors of the Surviving Corporation pursuant to Section 1.6 hereof to resign their positions as such effective as of the Effective Time. Each of Versicor and Biosearch shall use reasonable business efforts to obtain confidentiality agreements on reasonable terms from its officers and other key employees as may be reasonably requested by the other party.

        5.11    Agreements Relating to Intellectual Property.

          (a)  Biosearch shall deliver a Patent Acknowledgment of Assignment substantially in the form attached hereto as Exhibit N (the "Patent Acknowledgment"), pursuant to which Biosearch shall acknowledge the assignment of all Patents owned by Biosearch to Versicor. Biosearch shall deliver a Trademark Acknowledgment of Assignment substantially in the form attached hereto as Exhibit O (the "Trademark Acknowledgment"), pursuant to which Biosearch shall acknowledge the assignment of all Trademarks owned by Biosearch to Versicor in each case at and as of the Effective Time. Forty-two (42) originals of the Patent Acknowledgment and forty-two (42) originals of the Trademark Acknowledgment shall be executed as of the Closing.

          (b)  Biosearch shall use its reasonable efforts to obtain and deliver to Versicor copies of Biosearch Invention Assignment Agreements executed by each present employee or contractor of Biosearch or its subsidiaries listed on Schedule 2.13(j) of the Biosearch Disclosure Schedule, and shall use reasonable efforts to obtain and deliver to Versicor copies of Biosearch Invention Assignment Agreements from past employees or contractors of Biosearch or its subsidiaries listed on Schedule 2.13(j) of the Biosearch Disclosure Schedule. Versicor shall use its reasonable efforts to obtain and deliver to Biosearch copies of Versicor Invention Assignment Agreements executed by each present employee or contractor of Versicor listed on Schedule 3.13(j) of the Versicor Disclosure Schedule, and shall use reasonable efforts to obtain and deliver to Biosearch copies of Versicor Invention Assignment Agreements from past employees or contractors of Versicor listed on Schedule 3.13(j) of the Versicor Disclosure Schedule.

ARTICLE VI
CONDITIONS PRECEDENT TO CLOSING

        6.1    Conditions to Each Party's Obligations to Close.    The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (in writing) on or prior to the Closing Date of the following conditions:

          (a)  Shareholder Approvals. The Shareholder Approvals shall have been obtained.

          (b)  Stock Market Listing. The shares of Versicor Common Stock issuable to the holders of Biosearch Ordinary Shares pursuant to this Agreement and under the Stock Option Plans shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance, and the shares of Versicor Common Stock shall have been approved for listing on the Nuovo Mercato.

          (c)  No Injunctions or Restraints. No litigation brought by a Governmental Entity shall be pending, and no litigation shall be threatened by any Governmental Entity, which seeks to enjoin or prohibit the consummation of the Merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

          (d)  Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the knowledge of Versicor or Biosearch, threatened by the SEC.

          (e)  Antitrust Approvals. The applicable waiting period (and any extension thereof) under any applicable antitrust laws shall have expired or been terminated.

          (f)    Favorable Tax Ruling. Biosearch shall have received the Favorable Tax Ruling.

          (g)  Biosearch and Versicor Opinions. Versicor's corporate and tax counsels and Biosearch's corporate and tax counsels shall have delivered to Biosearch or Versicor, as appropriate, written opinions substantially in the forms of Exhibits P-1, P-2 and P-3 and Exhibits Q-1 and Q-2, respectively. In preparing the Biosearch and Versicor corporate and tax opinions, Biosearch's and Versicor's counsel may make and rely on reasonable assumptions and may also rely on (and to the extent reasonably required, the parties and the Biosearch Significant Shareholders and Versicor Significant Stockholders shall make) reasonable representations related thereto.

          (h)  Payments in Respect of Rescission Shares. The amount of cash, if any, to be paid to the holders of Rescission Shares in connection with the Merger shall not exceed in the aggregate Twenty-Five Million United States Dollars ($25,000,000), to be converted into Euro at the applicable exchange rate published in the Wall Street Journal on the third business day immediately prior to the date of the Biosearch Shareholders' Meeting.

          (i)    Expiration or Satisfaction of Biosearch Creditor Claims. The two-month period following the recording of the minutes of the Biosearch Shareholder Approval on the Companies' Register at the Italian Chamber of Commerce of Milan shall have expired or have been earlier terminated pursuant to the posting of a bond by Biosearch sufficient to satisfy Biosearch's creditors' claims, if any.

        6.2    Additional Conditions to Obligations of Versicor.    The obligations of Versicor to effect the Merger are also subject to the satisfaction or waiver (in writing) on or prior to the Closing Date of the following conditions:

          (a)  Representations and Warranties. Each of the representations and warranties of Biosearch contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (provided that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except in each case, or the aggregate, as does not constitute a material adverse effect on Biosearch at the Closing Date. Versicor shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Biosearch to such effect.

          (b)  Agreements and Covenants. Biosearch shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Versicor shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Biosearch to that effect.

          (c)  Employment Agreements and Independent Contractor Agreement. Each of the Continuing Senior Employees and the Continuing Independent Contractor shall have countersigned an Employment Agreement or Independent Contractor Agreement, as applicable, and each of such Employment Agreements and the Independent Contractor Agreement shall be valid, in full force and effect, and complied with in all material respects by the employee and Independent Contractor signatories thereto.

          (d)  Certificates and Other Deliveries. Biosearch shall have delivered, or caused to be delivered, to Versicor (i) a certificate of good standing (or appropriate counterpart) from the appropriate governmental entity in Italy and of comparable authority in other jurisdictions in which Biosearch's subsidiaries are incorporated or qualified to do business stating that each is a validly existing joint stock company (or limited liability company, as applicable) in good standing; (ii) duly adopted resolutions of the Board of Directors and shareholders of Biosearch approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby and thereby, certified by the Secretary of Biosearch, and (iii) a true, correct and complete copy of the Articles of Association or comparable governing instruments, as amended, of Biosearch's subsidiaries certified by the appropriate governmental entity in Italy or comparable authority in other jurisdictions, and a true, correct and complete copy of the Bylaws or comparable governing instruments, as amended, of Biosearch's subsidiaries certified by the Secretary of Biosearch's subsidiaries.

          (e)  Comfort Letter; Expert Report. Versicor shall have received the "comfort letters" referenced in Section 5.7 hereof from PricewaterhouseCoopers S.p.A. on the date on which the Registration Statement becomes effective and the Closing Date. In addition, PricewaterhouseCoopers S.p.A. shall have delivered to Biosearch, in accordance with the applicable provisions of Italian Law, a report confirming the fairness of the Exchange Ratio (a copy of which shall have been provided to Versicor prior to the Effective Date).

          (f)    No Material Adverse Effect. From and including the date hereof, there shall not have occurred any material adverse effect on Biosearch.

          (g)  Consents and Approvals. Versicor shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of, and declarations, registrations and filings with (collectively, "Consents and Filings"), all Governmental Entities and parties to loan or credit agreements, notes, mortgages, indentures, leases or other contracts, agreements or instruments, including, without limitation, the Biosearch Material Contracts, to which Biosearch or any of its subsidiaries is a party or by which Biosearch or any of its subsidiaries or their respective assets are bound or affected, as are required in connection with the Merger and the consummation of the transactions contemplated hereby, including, without limitation, Consents and Filings with: (i) the Specified Agencies with respect to filings and the expiration of any required waiting periods under applicable antitrust laws; (ii) the CONSOB, SEC and the Borsa Italiana with respect to required filings in connection with this Agreement and the transactions contemplated this Agreement, including, without limitation, receipt of an order from the SEC accelerating the effectiveness of the Registration Statement; (iii) the Official Gazette of the Republic of Italy, and Companies' Register at the Italian Chamber of Commerce in Milan with respect to any required publications, filings and notifications under Italian Law; and (iv) the Regulatory Agencies with respect to any filings and consents set forth in Schedule 2.4 of the Biosearch Disclosure Schedule, other than consents with reference to the Italian and EU Grants (as defined in Schedule 2.4 of the Biosearch Disclosure Schedule), have been obtained or made, as applicable, by Biosearch, and are in full force and effect, other than those Consents and Filings which, if not obtained or made, would not, either individually or in the aggregate, have (x) a material adverse effect on the transactions contemplated hereby, (y) a material adverse effect on the Surviving Corporation after the Effective Time, or (z) a material adverse effect on the continuation of the operations and business of Biosearch and its subsidiaries by the Surviving Corporation after the consummation of the transactions contemplated hereby.

          (h)  Stockholders Agreement. Each of the Biosearch shareholders who will be Surviving Corporation Stockholders shall have countersigned the Stockholders Agreement, and the Stockholders Agreement shall be valid and in full force and effect with respect to and complied with in all material respects by the Biosearch shareholder signatory thereto.

        6.3    Additional Conditions to Obligations of Biosearch.    The obligations of Biosearch to effect the Merger are also subject to the satisfaction or waiver (in writing) on or prior to the Closing Date of the following conditions:

          (a)  Representations and Warranties. Each of the representations of Versicor contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (provided that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except, in each case, or the aggregate as does not constitute a material adverse effect on Versicor at the Closing Date. Biosearch shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Versicor to such effect.

          (b)  Agreements and Covenants. Versicor shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Biosearch shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Versicor to such effect.

          (c)  Employment Agreements and Independent Contractor Agreement. Versicor shall have countersigned each Employment Agreement and the Independent Contractor Agreement, and each of such Employment Agreements and the Independent Contractor Agreement shall be valid, in full force and effect, and complied with in all material respects by Versicor.

          (d)  Certificates and Other Deliveries. Versicor shall have delivered to Biosearch (i) a certificate of good standing from the Secretary of State of the State of Delaware stating that Versicor is a validly existing corporation in good standing; (ii) duly adopted resolutions of the Board of Directors of Versicor approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, and of the stockholders of Versicor approving the issuance of the Versicor Common Stock pursuant to the Merger, each certified by the Secretary or the Assistant Secretary of Biosearch; and (iii) a true, correct and complete copy of the articles of incorporation, as amended, of Versicor certified by the Secretary of State of the state of Delaware, and a true, correct and complete copy of the Bylaws, as amended, of Versicor certified by the Secretary or Assistant Secretary of Versicor, as applicable.

          (e)  Comfort Letter. Biosearch shall have received the "comfort letters" referenced in Section 5.7 hereof from PricewaterhouseCoopers LLP, dated as of the date that is thirty (30) days prior to the date of the Biosearch Shareholder Approval and the Closing Date.

          (f)    No Material Adverse Effect. From and including the date hereof, there shall not have occurred any material adverse effect on Versicor.

          (g)  Consents and Approvals. Biosearch shall have received evidence, in form and substance reasonably satisfactory to it, that all Consents and Filings with all Governmental Entities and parties to loan or credit agreements, notes, mortgages, indentures, Leases or other contracts, agreements or instruments, including, without limitation, the Versicor Material Contracts, to which Versicor is a party or by which Versicor or its assets are bound or affected, as are required in connection with the Merger and the consummation of the transactions contemplated hereby, including, without limitation, Consents and Filings with: (i) the Specified Agencies with respect to filings and the expiration of any required waiting periods under applicable antitrust laws, (ii) the CONSOB, SEC, and the Borsa Italiana with respect to required filings in connection with this Agreement and the transactions contemplated this Agreement; and (iii) the Regulatory Agencies with respect to any filings and consents set forth in Schedule 2.4 of the Versicor Disclosure Schedule, other than consents with reference to the Italian and EU Grants, have been obtained or made, as applicable, by Versicor, and are in full force and effect, other than those Consents and Filings which, if not obtained or made, would not, either individually or in the aggregate, have

  (x) a material adverse effect on the transactions contemplated hereby, (y) a material adverse effect on the Surviving Corporation after the Effective Time, or (z) a material adverse effect on the continuation of the operations and business of Versicor by the Surviving Corporation after the consummation of the transactions contemplated hereby.

          (h)  Resignations; Directors and Officers. Each director and officer of Versicor whose resignation is required in order to implement Section 1.6 hereof at and as of the Effective Time shall have tendered such resignation, and the directors and officers of the Surviving Corporation, as specified in Section 1.6 hereof, shall have been appointed as such.

          (i)    Stockholders Agreement. Each of the Versicor stockholders who will be Surviving Corporation Stockholders shall have countersigned the Stockholders Agreement, and the Stockholders Agreement shall be valid and in full force and effect with respect to and complied with in all material respects by the Versicor stockholder signatory thereto.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

        7.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, and (except in the case of 7.1(a), 7.1(i) or 7.1(j)) whether before or after the Shareholder Approvals:

          (a)  by mutual written consent of Versicor and Biosearch, prior to receipt of the Shareholder Approvals, if the Board of Directors of each so determines by the affirmative vote of a majority of the members of its entire Board of Directors;

          (b)  by Versicor (provided that Versicor is not then in material breach of any representation, warranty, covenant or other agreement contained herein), (i) upon a breach of any representation, warranty, covenant or agreement on the part of Biosearch set forth in this Agreement or (ii) if any representation or warranty of Biosearch shall have become untrue or incorrect, in any case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) hereof, as the case may be, would be incapable of being satisfied by February 28, 2003 (the "End Date");

          (c)  by Biosearch (provided that Biosearch is not then in material breach of any representation, warranty, covenant or other agreement contained herein), (i) upon a breach of any representation, warranty, covenant or agreement on the part of Versicor set forth in this Agreement, or (ii) if any representation or warranty of Versicor shall have become untrue or incorrect, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) hereof, as the case may be, would be incapable of being satisfied by the End Date;

          (d)  by either Versicor or Biosearch if all of the conditions set forth in Section 6.1 hereof shall not have been satisfied or waived by the End Date;

          (e)  by Versicor if all of the conditions set forth in Section 6.2 hereof have not been satisfied or waived by the End Date;

          (f)    by Biosearch if all of the conditions set forth in Section 6.3 hereof have not been satisfied or waived by the End Date;

          (g)  by either Versicor or Biosearch, if any approval of the shareholders of Biosearch required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of Biosearch's shareholders or at any adjournment or postponement thereof;

          (h)  by either Versicor or Biosearch, if any approval of the stockholders of Versicor required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of Versicor's stockholders or at any adjournment or postponement thereof;

          (i)    by the Board of Directors of Biosearch, at any time prior to the Versicor Stockholders' Meeting, if the Versicor Board of Directors shall have (A) failed to include in the Proxy Statement its recommendation without modification or qualification that such stockholders approve this Agreement and the transactions contemplated hereby, (B) subsequently withdrawn such recommendation, (C) modified or qualified such recommendation in a manner adverse to the interests of Biosearch, or (D) failed to reconfirm such recommendation within ten (10) business days of receipt of a written request from Biosearch to do so; or

          (j)    by the Board of Directors of Versicor, at any time prior to the Biosearch Shareholders' Meeting, if the Biosearch Board of Directors shall have (A) failed to recommend without modification or qualification that the Biosearch Shareholders approve this Agreement and the transactions contemplated hereby, (B) subsequently withdrawn such recommendation, (C) modified or qualified such recommendation in a manner adverse to the interests of Versicor or (D) failed to reconfirm such recommendation within ten (10) business days of receipt of a written request from Versicor to do so.

        7.2    Effect of Termination.

          (a)  In the event of termination of this Agreement by either Biosearch or Versicor as provided in Section 7.1 hereof, and subject to the provisions of Section 8.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Versicor or Biosearch or their respective officers or directors, except as set forth in this Section 7.2 and in Sections 1.11, 2.16(b), 3.16(b), 5.2(a), 5.8 and Article VIII hereof, which shall survive termination, and to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive any termination of this Agreement.

          (b)  If this Agreement is terminated (i) by Biosearch pursuant to Section 7.1(i) hereof or (ii) by Biosearch as a result of Versicor's material breach of Sections 4.3 or 5.1(a) or (d) hereof which, in the case of Section 5.1 hereof only, is not cured within thirty (30) days after notice thereof to Versicor, Versicor shall pay to Biosearch a termination fee of Six Million Dollars ($6,000,000) (the "Versicor Termination Fee"). Versicor hereby acknowledges and agrees that the amount of the Versicor Termination Fee is fair after taking into account the value of the Merger, the transactions contemplated hereby and all of the costs and expenses already incurred by the parties before entering into this Agreement.

          (c)  If this Agreement is terminated (i) by Versicor pursuant to Section 7.1(j) hereof or (ii) by Versicor as a result of Biosearch's material breach of Sections 4.4 or 5.1(a) or (d) hereof which, in the case of Section 5.1 only, is not cured within 30 days after notice thereof to Biosearch, Biosearch shall pay to Versicor a termination fee of Six Million Dollars ($6,000,000) (the "Biosearch Termination Fee"). Biosearch hereby acknowledges and agrees that the amount of the Biosearch Termination Fee is fair after taking into account the value of the Merger, the transactions contemplated hereby and all of the costs and expenses already incurred by the parties before entering into this Agreement.

          (d)  The Versicor Termination Fee and the Biosearch Termination Fee (individually, "Termination Fee") payable under Sections 7.2(b) and (c), respectively, shall each (i) be payable in cash, (ii) be payable no later than thirty (30) days following the delivery of notice of termination to the other party, (iii) accrue interest at a rate of 1.5% per month, compounded monthly, and (iv) be paid free and clear of all deductions or withholdings. Versicor shall not withhold any United States withholding taxes on any payment to Biosearch under Section 7.2 hereof and Biosearch shall not withhold any Italian withholding taxes on any payment to Versicor under

  Section 7.2 hereof. In connection with the payment of the Versicor Termination Fee under Section 7.2(b), Biosearch shall provide an IRS Form W-8BEN or similar form on a protective basis certifying that if the payment of the Versicor Termination Fee under Section 7.2(b) was deemed to be United States source income, such payments would be exempt from withholding under the Italy-United States Income Tax Treaty as in effect as of the date any such payment is made. With respect to the Versicor Termination Fee and the Biosearch Termination Fee, in the event that a deduction or withholding is required by law, the party owing the Termination Fee to the other shall pay such additional amount as shall be required to ensure that the net amount received by the party entitled to the Termination Fee shall equal the full amount which would have been received by it, had no such deduction or withholding been required to be made.

          (e)  Subject to the provisions of this Section 7.2(e), Biosearch hereby agrees to indemnify Versicor with respect to any liability for United States federal withholding taxes (including any interest, additions to tax, or penalties related thereto) with respect to the payment by Versicor to Biosearch of the Termination Fee described in Section 7.2(b) of this Agreement ("Possible Withholding Taxes"). If Versicor is notified, in writing, as part of an audit or other administrative proceeding related to taxes (a "Contest"), that the IRS is asserting a claim for Possible Withholding Taxes, then (i) Versicor shall as promptly as reasonably practicable notify Biosearch of such claim in writing, (ii) Versicor shall permit Biosearch, at Biosearch's sole cost and expense, to control that portion of the Contest related to Possible Withholding Taxes, including the execution of any powers-of-attorney or similar documents necessary for Biosearch to control such portion of the Contest; provided, however, that in executing such powers-of-attorney or similar documents, Versicor and Biosearch agree that such powers shall be limited to such portion of the Contest, and (iii) Versicor shall not settle or otherwise compromise such portion of the Contest related to Possible Withholding Taxes without the prior written consent of Biosearch, which consent shall not be unreasonably withheld or delayed. If Biosearch does not assume control under Section 7.2(e)(ii) above, then Biosearch shall reimburse Versicor promptly upon demand for reasonable out-of-pocket expenses incurred by Versicor in connection with that portion of a Contest related to Possible Withholding Taxes. Biosearch must inform Versicor of all terms of any proposed settlement prior to settling that portion of the Contest related to Possible Withholding Taxes and, if Versicor objects to Biosearch entering into such settlement, Biosearch shall pay to Versicor the amount that would be payable by Biosearch under this Section 7.2(e) if such settlement were entered into and upon payment of such amount, any liability of Biosearch under this Section 7.2(e) shall terminate. Biosearch shall keep Versicor informed of material developments in that portion of the Contest that is controlled by Biosearch. Further, without the prior written consent of Biosearch, which shall not be unreasonably withheld or delayed, Versicor shall not take any position on any tax return or similar filing that Possible Withholding Taxes may be due and owing, unless such position is required by law pursuant to a final determination. Neither Versicor nor its officers, employees, representatives or affiliates shall take any action that prejudices the defense by Biosearch of any claim subject to indemnification hereunder. Biosearch and Versicor shall (i) provide, or cause to be provided, to each other, the assistance of officers, employees, representatives or affiliates, or such assistance as may reasonably be requested by any of them in connection with the portion of the Contest related to Possible Withholding Taxes and (ii) retain, or cause to be retained, for so long as the taxable year in which a payment was made by Versicor to Biosearch shall remain open for adjustments, any records or information which may be relevant to any tax returns or audits for such taxable year related to Possible Withholding Taxes. If Versicor fails to comply with any of the provisions set forth in this Section 7.2(e), Biosearch shall be relieved of any obligation under this Section 7.2(e) to the extent of any actual prejudice suffered by Biosearch as a result of such failure.

          (f)    If this Agreement is terminated (i) by Versicor pursuant to Section 7.1(b) hereof or (ii) by Biosearch pursuant to Section 7.1(c) hereof, the non-terminating party shall pay all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any expenses incurred in connection with printing the Proxy Statement, Registration Statement and Information Document, as well as the filing fee relating to the Proxy Statement and Registration Statement paid to the SEC and the premerger notification and report form under HSR Act.

        7.3    Amendment.    This Agreement may be amended by the parties at any time before or after the Shareholder Approvals; provided, however, that after such Shareholder Approvals have been obtained there shall not be made any amendment that by law requires further approval by either the shareholders of Biosearch or the stockholders of Versicor without the further approval of such shareholders or stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        7.4    Extension; Waiver.    At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3 hereof, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        7.5    Procedure for Termination, Amendment, Extension or Waiver.    A termination of this Agreement pursuant to Section 7.1 hereof, an amendment of this Agreement pursuant to Section 7.3 hereof or an extension or waiver pursuant to Section 7.4 hereof shall, in order to be effective, require in the case of Versicor or Biosearch, action by its Board of Directors, acting by the affirmative vote of a majority of the members of the entire Board of Directors.

ARTICLE VIII
GENERAL PROVISIONS

        8.1    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time of the Merger.

        8.2    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Versicor, to

      Versicor Inc.
      34790 Ardentech Court
      Fremont, California 94555
      Facsimile: (510) 739-3003
      Attention: Mr. George F. Horner III
                          Dov A. Goldstein, M.D.

      with a copy to:

      O'Melveny & Myers LLP
      Embarcadero Center West
      275 Battery Street, Suite 2600
      San Francisco, CA 94111
      Facsimile: (415) 984-8701
      Attention: Peter T. Healy, Esq.

          (b)  if to Biosearch, to:

      Biosearch Italia S.p.A.
      Via Roberto Lepetit n.34
      Gerenzano, Italy 21040
      Facsimile: 39 (029) 647-4400
      Attention: Mr. Francesco Parenti
                          Mr. Claudio Quarta

      with a copy to:

      Studio Legale Chiomenti
      Via A. Boito n.8
      Milan, Italy 20121
      Facsimile: 39 (027) 215-7230
      Attention: Paolo Giacometti

      with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      525 University Avenue, 11th Floor
      Palo Alto, CA 94301
      Facsimile: (650) 470-4570
      Attention: Kenton J. King, Esq.

        8.3    Definitions.    For purposes of this Agreement:

          (a)  an "affiliate" of any person means another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b)  "material adverse change" or "material adverse effect" means, when used in connection with Biosearch, the Surviving Corporation or Versicor, any change or effect (or any development that insofar as can reasonably be foreseen, is likely to result in any change or effect) that is or is likely to be materially adverse to the business, assets, financial condition or results of operations of such party and its subsidiaries taken as a whole; it being understood that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a material adverse effect: (A) a change in the market price or trading value of Biosearch or Versicor securities, (B) changes in conditions affecting any of the industries in which such entity operates generally or the economies of the United States or Italy, as applicable, (C) any change or effect resulting from compliance with the terms of this Agreement, (D) any change or effect resulting from the announcement or pendency of the Merger or (E) any change or effect resulting from political instability, acts of terrorism or war;

          (c)  "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

          (d)  a "subsidiary" of any person means another person, the capital of which is controlled directly or indirectly by such first person; for this purpose, the notion of a "controlled person" means a person in which another person has at its disposal the majority of the votes to be cast in a meeting of the holders of shares, stock, quotas or other interests of any kind.

        8.4    Interpretation.    When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" and "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        8.5    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        8.6    Entire Agreement; No Third-Party Beneficiaries.    This Agreement, the Merger Plan, the Confidentiality Agreement, the Shareholder Voting Agreements (when and if executed) and the Stockholder Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and except for the provisions of Article I and Sections 5.4 and 5.6 hereof, and the Employment Agreements and Offer Letters executed in connection with the transactions contemplated by this Agreement, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        8.7    Governing Law; Consent to Jurisdiction.    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any United States federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court. Service of any process, summons, notice or document by mail to such party's address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. Each party not located in the United States irrevocably appoints CT Corporation System, which currently maintains a Delaware office at 1209 Orange Street, Wilmington, Delaware 19801, United States of America, as its agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding that may be instituted in any state or federal court in the State of Delaware.

        8.8    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

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        IN WITNESS WHEREOF, Versicor and Biosearch have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

"VERSICOR"
VERSICOR INC., a Delaware corporation
By:	/s/ GEORGE F. HORNER III George F. Horner III President and Chief Executive Officer
"BIOSEARCH"
BIOSEARCH ITALIA S.P.A., an Italian joint stock company
By:	/s/ CLAUDIO QUARTA Claudio Quarta Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

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AGREEMENT AND PLAN OF MERGER Dated as of July 30, 2002 By And Between VERSICOR INC. And BIOSEARCH ITALIA S.P.A.
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE MERGER
ARTICLE II REPRESENTATIONS AND WARRANTIES OF BIOSEARCH
ARTICLE III REPRESENTATIONS AND WARRANTIES OF VERSICOR
ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS
ARTICLE V ADDITIONAL AGREEMENTS
ARTICLE VI CONDITIONS PRECEDENT TO CLOSING
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
ARTICLE VIII GENERAL PROVISIONS